Filed Pursuant to Rule 424(b)(7)
Registration No. 333-171598

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated March 12, 2013

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 7, 2011)

7,825,000 Shares

DELEK US HOLDINGS, INC.

Common Stock

This is an offering of 7,825,000 shares of common stock of Delek US Holdings, Inc. by the selling stockholder named in this prospectus supplement. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder.

We have entered into an agreement with the selling stockholder to repurchase 1,000,000 shares of our common stock, concurrently with the closing of this offering, directly from the selling stockholder in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in this offering. The closing of the concurrent stock repurchase is contingent on the closing of this offering. The closing of this offering is not contingent on the closing of the concurrent stock repurchase.

Our common stock is listed on the New York Stock Exchange under the symbol “DK.” The last reported sale price of our common stock on the New York Stock Exchange on March 11, 2013 was $40.50 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement, page 3 of the accompanying prospectus, and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to the selling stockholder (before expenses)	$	$

The underwriters have an option to purchase up to an additional 1,173,750 shares of our common stock from the selling stockholder, at the public offering price less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement. We will not receive any of the proceeds from the sale of any additional shares of our common stock by the selling stockholder.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of our common stock on or about                     , 2013.

Barclays	Deutsche Bank Securities

Credit Suisse		Goldman, Sachs & Co.

BofA Merrill Lynch	Wells Fargo Securities	Scotiabank / Howard Weil

Prospectus Supplement dated                     , 2013

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part, this prospectus supplement, and the second part, the accompanying prospectus, are each part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf registration process, the selling stockholder may sell shares of our common stock in one or more offerings. In this prospectus supplement, we provide you with specific information about the terms of this offering and updates with respect to information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The accompanying prospectus, including the documents incorporated by reference, provides more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus supplement and the accompanying prospectus form a part, includes additional information not contained in this prospectus supplement or the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus together with the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before buying any shares of our common stock in this offering.

Unless the context otherwise indicates, the terms “we,” “us,” “our,” “Delek” and the “Company” refer to Delek US Holdings, Inc. and its consolidated subsidiaries. Terms used, but not defined, in this prospectus supplement shall have the meanings ascribed to them in the accompanying prospectus.

We are responsible for the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. None of the Company, the selling stockholder or the underwriters has authorized anyone to provide information or represent anything other than that contained, or incorporated by reference, in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. None of the Company, the selling stockholder or the underwriters has authorized anyone to provide you with different information, and we, the selling stockholder and the underwriters take no responsibility for any other information others may give you. None of the Company, the selling stockholder or the underwriters is making an offer in any state or jurisdiction or under any circumstances where the offer is not permitted. You should assume that the information in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate only as of the date on their cover pages and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, expectations that regulatory developments or other matters will not have a material adverse

S-ii

effect on our business or financial condition, our competitive position and the effects of competition, the projected growth of the industry in which we operate, the benefits and synergies to be obtained from our completed and any future acquisitions, statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. When used in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “appears,” “projects” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that, individually or in the aggregate, could cause such differences include, but are not limited to:

•	volatility in our refining margins or fuel gross profits as a result of changes in the prices of crude oil, other feedstocks and refined petroleum products;

•	reliability of our operating assets;

•	competition;

•	changes in, or the failure to comply with, the extensive government regulations applicable to our industry segments;

•	our ability to execute our strategy of growth through acquisitions and transactional risks in acquisitions;

•	diminishment of value in long-lived assets may result in an impairment in the carrying value of the asset on our balance sheet and a resultant loss recognized in the statement of operations;

•	general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States;

•	dependence on one wholesaler for a significant portion of our convenience store merchandise;

•	deterioration of creditworthiness or overall financial condition of a material counterparty (or counterparties);

•	unanticipated increases in cost or scope of, or significant delays in the completion of, our capital improvement projects;

•	risks and uncertainties with respect to the quantities and costs of refined petroleum products supplied to our pipelines and/or held in our terminals;

•	operating hazards, natural disasters, casualty losses and other matters beyond our control;

•	increases in our debt levels;

•	compliance, or failure to comply, with restrictive and financial covenants in our various debt agreements;

•	the inability of our subsidiaries to freely make dividends to us;

•	seasonality;

•	acts of terrorism aimed at either our facilities or other facilities that could impair our ability to produce or transport refined products or receive feedstocks;

•	changes in the cost or availability of transportation for feedstocks and refined products;

S-iii

•	volatility of derivative instruments;

•	potential conflicts of interest between the selling stockholder and other stockholders;

•	changes to our certificate of incorporation and/or bylaws that may delay, deter or prevent a change of control of the Company;

•	our ability to consummate the Concurrent Stock Repurchase (as defined herein); and

•

other factors discussed under “Risk Factors” of this prospectus supplement and the accompanying prospectus and Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference herein.

In light of these risks, uncertainties and assumptions, our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, any forward-looking statements, and you should not place undue reliance upon them. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance, and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by any forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We “incorporate by reference” into this prospectus supplement and the accompanying prospectus some of the information we file with the SEC, which means that we can disclose important information to you by referring you to those filings. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus. Any information contained in future SEC filings that is incorporated by reference into this prospectus supplement and the accompanying prospectus will automatically update this prospectus supplement and the accompanying prospectus, and any information included directly in this prospectus supplement and the accompanying prospectus shall update and supersede the information contained in past SEC filings that are incorporated by reference in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below (File No. 001-32868) and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K), until all the securities offered under this prospectus supplement and the accompanying prospectus are sold.

•	Our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 12, 2013;

•	Our Current Report on Form 8-K, filed with the SEC on January 18, 2013;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 30, 2012; and

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 1, 2006, including any subsequent amendment or any report filed for the purpose of updating such description.

S-iv

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this prospectus supplement and the accompanying prospectus. Requests for such copies should be made by writing or telephoning us at the following address:

Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, Tennessee 37027

Attn: Corporate Secretary

(615) 771-6701

You should read the information relating to us in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, except as noted above.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance therewith file reports, including annual and quarterly reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at prescribed rates at the public references facilities maintained by the SEC at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Further information on the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, such reports, proxy statements and other information may be accessed through the SEC website located at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act for the registration under the Securities Act of the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement, which contains further information with respect to the Company and our securities. Statements herein concerning the provisions of documents filed as exhibits to the registration statement are necessarily summaries of such documents, and each such statement is qualified by reference to the copy of the applicable document filed with the SEC.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement and the accompanying prospectus or incorporated by reference herein or therein. Because this is only a summary, it does not contain all of the information that may be important to you. We encourage you to read this entire prospectus supplement and the accompanying prospectus carefully, including the information incorporated by reference herein or therein, “Risk Factors” and the financial statements and the notes thereto, before making an investment decision.

Our Company

We are an integrated energy business focused on petroleum refining, the wholesale distribution of refined products and convenience store retailing. Our business consists of three operating segments: refining, logistics and retail. Our refining segment operates independent refineries in Tyler, Texas and El Dorado, Arkansas with a combined design crude distillation capacity of 140,000 barrels per day. Our logistics segment gathers, transports and stores crude oil and markets, distributes, transports and stores refined products in select regions of the southeastern United States and west Texas for our refining segment, as well as third parties. Our retail segment markets gasoline, diesel, other refined petroleum products and convenience merchandise through a network of approximately 373 company-operated retail fuel and convenience stores located in Alabama, Arkansas, Georgia, Kentucky, Mississippi, Tennessee and Virginia. We have more than 4,000 employees across our three operating segments.

Our principal executive offices are located at: 7102 Commerce Way, Brentwood, Tennessee 37027, and our telephone number is (615) 771-6701. Our website is located at http://www.DelekUS.com. You should not consider the information contained on our website to be part of this prospectus supplement or the accompanying prospectus or in deciding whether to purchase shares of our common stock.

Selling Stockholder

As of March 8, 2013, the selling stockholder in this offering, Delek Hungary Holding Limited Liability Company, a Hungarian limited liability company (“Delek Hungary”), an indirect subsidiary of Delek Group, Ltd., an Israeli corporation (“Delek Group”), beneficially owned 31,536,432 shares, or approximately 52.8%, of our outstanding common stock. Please read “Selling Stockholder.”

Recent Events

Common Stock Repurchase Program and Concurrent Stock Repurchase from Selling Stockholder

On March 5, 2013, our board of directors authorized, subject to, and effective upon, the closing of this offering, a $75.0 million common stock repurchase program. Under the common stock repurchase program, our management is authorized to make purchases of our outstanding common stock in one or more transactions, including open-market purchases and privately negotiated transactions, in management’s discretion, up to a maximum aggregate purchase price of $75.0 million. The authorization under the common stock repurchase program shall expire on December 31, 2013.

Pursuant to the repurchase program, we have entered into an agreement with the selling stockholder to repurchase 1,000,000 shares of our common stock, concurrently with the closing of this offering, directly from the selling stockholder in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in this offering. We refer to this repurchase as the “Concurrent Stock Repurchase.” We intend to fund the Concurrent Stock Repurchase from cash on hand. The closing of the Concurrent Stock Repurchase is contingent on the closing of this offering and the satisfaction of certain other customary conditions. The terms and conditions of the Concurrent Stock Repurchase were reviewed, negotiated and approved by the audit committee of our board of directors, which is composed entirely of independent directors who are unaffiliated with Delek Group.

The closing of this offering is not conditioned on the consummation of the Concurrent Stock Repurchase, and there can be no assurance that it will be consummated.

The description and the other information in this prospectus supplement regarding the Concurrent Stock Repurchase are included in this prospectus supplement solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or the solicitation of an offer to buy, any shares of our common stock subject to the Concurrent Stock Repurchase.

Stock Repurchase Implications for Certain Debt Instruments of the Company

The Company’s (i) note with Bank Leumi USA in the original principal amount of $50.0 million, (ii) two promissory notes, having original principal amounts of $28.75 million and $19.25 million, with Israel Discount Bank of New York, and (iii) $100.0 million credit facility with Israel Discount Bank of New York, Bank Leumi USA and Bank Hapoalim B.M. as lenders (collectively, the “Debt Instruments”) contain certain restrictive covenants governing the Company’s ability to effect repurchases and redemptions and to pay dividends in respect of the Company’s common stock. Among other things, the Debt Instruments require that the Company make an offer of prepayment to the lenders in the amount of fifty percent (50%) of all amounts paid as dividends in respect of the Company’s common stock that are in excess of $15.0 million during any fiscal year. In connection with this offering, the Company’s authorization of the $75.0 million common stock repurchase program and entry into the repurchase agreement with Delek Hungary, on March 12, 2013, the Company and the lenders under the Debt Instruments have agreed that all payments to be made during the fiscal year ending December 31, 2013 in connection with the common stock repurchase program (including the Concurrent Stock Repurchase), up to a maximum aggregate value of $75.0 million, will not be prohibited by these restricted covenants, provided that the Company must make prepayment offers to the lenders in respect of such amounts that are consistent with the foregoing prepayment obligation. Although the Company cannot currently predict whether the full amount of the $75.0 million repurchase authorization will be utilized, the Company would be obligated to make prepayment offers in an amount equal to fifty percent (50%) of the amount by which the sum of the following exceeds $15.0 million during the fiscal year ending December 31, 2013: (i) the amount of the common stock repurchase program (including the Concurrent Stock Repurchase) that is utilized plus (ii) the aggregate amount of any additional payments of quarterly dividends.

Corporate Governance Developments

Upon the closing of this offering, Delek Group and its affiliates will no longer control a majority of the voting power of our outstanding common stock, and we will no longer qualify as a “controlled company” for purposes of certain exemptions from the New York Stock Exchange (“NYSE”) listing standards. Our board of directors has approved certain governance changes contingent on the closing of this offering that will restructure the committees of our board of directors and appoint our existing directors who meet NYSE independence requirements to serve as members of such committees to achieve compliance with the NYSE listing standards within the required time frames. Our board of directors has also adopted certain amendments to our amended and restated bylaws and will recommend that the stockholders approve certain amendments to our amended and restated certificate of incorporation. Please read “Corporate Governance Developments.”

The Offering

Common Stock Offered By the Selling Stockholder	7,825,000 shares, or 8,998,750 shares if the underwriters exercise in full their option to purchase additional shares

Common Stock Outstanding After this Offering and the Concurrent Stock Repurchase	58,714,966 shares[1]

Selling Stockholder	Delek Hungary Holding Limited Liability Company

Use of Proceeds	We will not receive any proceeds from the sale of any shares of our common stock by the selling stockholder.

Common Stock Repurchase Program; Concurrent Stock Repurchase from Selling Stockholder	Our board of directors has authorized, concurrently with and contingent on the closing of this offering, a common stock repurchase program authorizing management to make discretionary repurchases of our outstanding common stock having a maximum aggregate purchase price of $75.0 million through December 31, 2013. Pursuant to the common stock repurchase program, we have entered into an agreement with the selling stockholder to repurchase 1,000,000 shares of our common stock, concurrently with and contingent on the closing of this offering, directly from the selling stockholder in a private, non-underwritten transaction at a price per share equal to the price paid by the underwriters in this offering. The closing of this offering is not contingent on the closing of the Concurrent Stock Repurchase.

Dividend Policy	In November 2012, our board of directors announced its intention to pay a regular quarterly cash dividend of $0.10 per share of our common stock beginning in the fourth quarter of 2012. On February 6, 2013, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on March 19, 2013, to stockholders of record at the close of business on February 26, 2013. Purchasers of shares of our common stock in this offering are not entitled to this cash dividend. In addition, on March 5, 2013, our board of directors declared a special cash dividend of $0.10 per share, payable on April 16, 2013 to stockholders of record on March 26, 2013. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors that our board of directors deems relevant.

[1]	Based on 59,714,966 shares outstanding as of March 8, 2013. Assumes the consummation of the Concurrent Stock Repurchase. No repurchases pursuant to the common stock repurchase program will be made until the closing of this offering other than the Concurrent Stock Repurchase.

Risk Factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” beginning on page S-5 of this prospectus supplement, together with all of the other information set forth in and incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in shares of our common stock.

New York Stock Exchange Symbol	“DK”

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risks described below, together with the risks beginning on page 3 of the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as the other information we have provided in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference, before reaching a decision regarding an investment in our common stock.

Risks Relating to this Offering and Our Common Stock

Future sales of our shares could depress the market price of our common stock.

Except as described in the paragraph below, we are not restricted from issuing additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur, and these sales, or the possibility that these sales may occur, could make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

We and certain of our officers have agreed with the underwriters not to sell, dispose of or hedge any shares of our common stock or securities convertible into, exchangeable for, exercisable for or repayable with shares of our common stock without the prior written consent of the representatives of the underwriters, subject to specified exceptions, during the period from the date of this prospectus supplement continuing through the date that is, in our case, 90 days after the date of this prospectus supplement and in the case of our officers subject to the agreement, 60 days after the date of this prospectus supplement. In the future, we may issue our common stock in connection with investments or acquisitions. The amount of such common stock issued could constitute a material portion of our then outstanding common stock.

Additional issuances of equity securities would dilute the ownership of our existing stockholders and could reduce our earnings per share.

We may issue equity securities in the future in connection with capital raisings, acquisitions, strategic transactions or for other purposes. To the extent we issue a substantial number of additional equity securities, the ownership of our existing stockholders would be diluted and our earnings per share could be reduced.

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:

•	our quarterly or annual earnings or those of other companies in our industry;

•	our ability to pay future dividends as frequently and in the amounts described herein;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic and stock market conditions;

•	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;

•	future sales of our common stock;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	sales of common stock by us, our senior officers or our affiliates; and

•

the other factors discussed in these “Risk Factors” and Item 1A, “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Annual Report on Form 10-K for the year ended December 31, 2012.

In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes often occur without any apparent regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price. In addition, recent distress in the credit and financial markets resulted in extreme volatility in trading prices of securities and diminished liquidity, and we cannot assure you that our liquidity will not be affected by changes in the financial markets and the global economy. In the past, some companies that have experienced volatile market prices for their securities have been subject to securities class action suits filed against them. The filing of a lawsuit against us, regardless of the outcome, could have a material adverse effect on our business, financial condition and results of operations, as it could result in substantial legal costs and a diversion of our management’s attention and resources.

Significant ownership of our common stock by certain stockholders could adversely affect our other stockholders.

Based upon the number of shares of common stock outstanding as of March 8, 2013, Delek Group beneficially owned approximately 52.8% of our common stock, excluding shares of common stock issuable upon the exercise of outstanding awards under our equity incentive plan, and 50.2% of our common stock, including shares of common stock issuable upon the exercise of outstanding awards under our equity incentive plan. After giving effect to this offering and the Concurrent Stock Repurchase (but excluding the underwriters’ option to purchase additional shares), on an as-adjusted basis approximately 38.7% of our common stock would have been beneficially owned by Delek Group, based upon the number of shares of common stock outstanding as of March 8, 2013. As a result, Delek Group and its controlling stockholder, Mr. Itshak Sharon, will continue to have significant influence over our affairs for the foreseeable future, including influence over the election of directors and significant corporate transactions, such as a merger or other sale of the Company or its assets.

Our concentration of ownership may limit the ability of other stockholders to influence corporate matters and, as a result, we may take actions that our public stockholders do not view as beneficial. For example, our concentration of ownership could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could cause the market price of our common stock to decline or prevent our stockholders from realizing a premium over the market price for their shares of our common stock. In addition, prior to the closing of this offering, we are a “controlled company” for purposes of the NYSE listing standards and have been exempt from certain NYSE corporate governance requirements that our board of directors meet the standards of independence established by the NYSE and exempt from the requirements that we have separate compensation and nominating and corporate governance committees made up entirely of directors who meet such independence standards. Upon the closing of this offering and the Concurrent Stock Repurchase, we will no longer be a “controlled company” within the meaning of the NYSE listing standards and will no longer be entitled to the benefits described above. Notwithstanding any subsequent change in our status as a “controlled company” for purposes of the NYSE listing standards, Delek Group is still expected to beneficially own a substantial portion of our outstanding common stock following the closing of this offering and the Concurrent Stock Repurchase, which could result in the continuation of the risks set forth above.

Provisions of Delaware law and our organizational documents may discourage the removal of incumbent directors or takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

In addition to the fact that Delek Group currently beneficially owns the majority of our common stock and will continue to own a substantial portion after this offering, provisions of our amended and restated bylaws, our amended and restated certificate of incorporation and Delaware law may have the effect of delaying or preventing the removal of incumbent directors or a change in control of the Company or deterring tender offers for our common stock that other stockholders may consider in their best interests.

Our amended and restated certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us and could effectively be used as an anti-takeover device. No shares of our preferred stock are outstanding. Additionally, our amended and restated bylaws require advance notice procedures for a stockholder to nominate a candidate for election as a director or to bring business before a meeting of stockholders and further provide that special meetings of stockholders may be called only by our chairman or president, or by our secretary upon written request by a majority of our board of directors.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Furthermore, contingent on the closing of this offering, our board of directors has approved certain amendments to our amended and restated bylaws and will recommend that our stockholders approve certain amendments to our amended and restated certificate of incorporation which may further these effects.

The primary features of such provisions include the following:

•	the imposition of limitations on the removal of directors by stockholders holding less than sixty-six and two-thirds percent (66 2/3%) of our outstanding common stock;

•

the establishment of supermajority vote requirements for stockholders to approve amendments to our amended and restated bylaws and certain provisions of our amended and restated certificate of incorporation; and

•	a prohibition on action by written consent of our stockholders.

As in past years, our board of directors has established that stockholders of record as of the close of business on March 12, 2013 (the “record date”) will be entitled to vote on matters at the 2013 annual meeting of stockholders (the “2013 Annual Meeting”). Because the record date, if unchanged, will occur prior to the closing of this offering, Delek Group and its affiliates will continue to hold a majority of the voting power of our outstanding common stock entitled to vote on matters brought before our stockholders at the 2013 Annual Meeting. As a result, Delek Group and its affiliates will likely have sufficient voting power to approve the proposed changes to our amended and restated certificate of incorporation at the 2013 Annual Meeting. Conversely, stockholders who purchase shares of our common stock in this offering will be unable to vote those shares at the 2013 Annual Meeting if the record date remains unchanged.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus supplement will be sold by the selling stockholder. We will not receive any of the proceeds from the sale of shares by the selling stockholder.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2012:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the Concurrent Stock Repurchase directly from the selling stockholder at an assumed purchase price of $40.50 per share (the last reported sale price of our common stock on the NYSE on March 11, 2013) for an aggregate purchase price of approximately $40,500,000, including the planned use of cash on hand to fund the Concurrent Stock Repurchase.

You should read the following information together with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2012
	(dollars in millions)
	Actual	As Adjusted
Cash and cash equivalents	$601.7	$542.4

Long-term debt (including current maturities):
Current portion of long-term debt and capital lease obligations	$52.2	$52.2
Long-term debt and capital lease obligations, net of current portion	310.0	291.2	(1)
Total debt	$362.2	$343.4

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized actual and as adjusted; no shares issued and outstanding actual and as adjusted	$—	$—
Common stock, $0.01 par value per share; 110,000,000 shares authorized, 59,619,548 shares issued and outstanding actual, 58,619,548 shares issued and outstanding as adjusted	0.6	0.6
Non-controlling interest in subsidiaries	178.7	178.7
Treasury stock, 0 shares, actual, 1,000,000 common shares at cost, as adjusted	—	(40.5)
Additional paid in capital	366.9	366.9
Retained earnings	531.4	531.4
Accumulated other comprehensive loss	0.4	0.4
Total stockholders’ equity	$1,078.0	$1,037.5

Total capitalization	$1,440.2	$1,380.9

(1)	Assumes an offer of prepayment to the lenders under our Debt Instruments of $18.8 million. The actual offer of prepayment may be a different amount. Please see the discussion under the heading “Stock Repurchase Implications for Certain Debt Instruments of the Company” on page S-2.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the NYSE under the symbol “DK.” The last reported sale price of our common stock on March 11, 2013 on the NYSE was $40.50 per share. As of March 8, 2013, there were seven holders of record of our common stock. The following table sets forth on a per-share basis the high and low sales prices on the NYSE for our common stock for each of the fiscal quarters indicated.

	High	Low
2013
First Quarter (through March 11, 2013)	$41.47	$24.70
2012
Fourth Quarter	$27.58	$22.51
Third Quarter	$27.41	$17.57
Second Quarter	$17.76	$14.78
First Quarter	$15.72	$10.99
2011
Fourth Quarter	$16.85	$9.41
Third Quarter	$17.50	$11.19
Second Quarter	$15.83	$12.58
First Quarter	$13.89	$6.83

In November 2012, our board of directors announced its intention to pay a regular quarterly cash dividend of $0.10 per share of our common stock beginning in the fourth quarter of 2012. On February 6, 2013, our board of directors declared a quarterly cash dividend of $0.10 per share, payable on March 19, 2013 to stockholders of record at the close of business on February 26, 2013. Purchasers of shares of our common stock in this offering are not entitled to this cash dividend. In addition, on March 5, 2013, our board of directors declared a special cash dividend of $0.10 per share, payable on April 16, 2013 to stockholders of record on March 26, 2013. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors that our board of directors deems relevant.

The following table shows our total cash dividends paid each year from 2008 through 2012.

	Total Cash Dividends Paid (In millions)	Dividends Paid Per Common Share
2008	$8.0	$0.15
2009	8.1	0.15
2010	8.4	0.15
2011	19.5	0.33
2012	35.5	0.50

Total	$79.5

CORPORATE GOVERNANCE DEVELOPMENTS

Following the closing of this offering, Delek Group and its affiliates will no longer control a majority of the voting power of our outstanding common stock. Presently, we qualify as a “controlled company” for the purposes of certain exemptions from the NYSE listing standards. As a controlled company, we currently are not required to, and do not, have a nominating and corporate governance committee of our board of directors, nor are we required to, and do not, have a compensation committee of our board of directors composed entirely of independent directors.

Upon the closing of this offering, we will no longer qualify as a “controlled company” under the NYSE listing standards. As a result, following the closing of this offering, we will be required to form a nominating and corporate governance committee of our board of directors and to have, at a minimum, (i) at least one independent director on each of our nominating and corporate governance and compensation committees upon the closing of this offering, (ii) a majority of independent directors on those committees within 90 days after the closing of this offering, and (iii) fully independent nominating and corporate governance and compensation committees within one year following the closing of this offering. Additionally, we will be required to perform an annual performance evaluation of our nominating and corporate governance and compensation committees.

Our board of directors has approved certain governance changes contingent on the closing of this offering that will restructure the committees of our board of directors and appoint our existing directors who meet the NYSE independence requirements to serve as members of such committees to achieve compliance with the NYSE listing standards within the time frames required.

Accordingly, subject to, and effective upon, the closing of this offering, our board of directors has formed a nominating and corporate governance committee. Our board of directors has appointed the following individuals to serve as the initial members of the nominating and corporate governance committee: Carlos E. Jordá, Charles H. Leonard, Philip L. Maslowe and Shlomo Zohar (chairman). Additionally, our board of directors has approved the dissolution of the incentive plan committee of our board of directors, subject to and effective upon the closing of this offering, whereupon the compensation committee of our board of directors will assume the duties and responsibilities formerly assigned to the incentive plan committee. Subject to, and effective upon, the closing of this offering, the following individuals have been appointed to, and designated as, the compensation committee: Carlos E. Jordá (chairman), Charles H. Leonard and Shlomo Zohar. In addition, subject to, and effective upon, the closing of this offering, our board of directors has named the following individuals as the members of the audit committee: Philip L. Maslowe (chairman), Charles H. Leonard and Shlomo Zohar. Our board of directors has determined that (i) Messrs. Jordá, Leonard, Maslowe and Zohar each qualify as independent under applicable SEC rules and regulations and the rules of the NYSE; and (ii) Mr. Maslowe is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Furthermore, due to the fact that Delek Group will no longer control a majority of the voting power of our outstanding common stock following the closing of this offering, our board of directors has, contingent on the closing of the offering, adopted certain amendments to our amended and restated bylaws and will recommend that the stockholders adopt certain amendments to our amended and restated certificate of incorporation. Our board of directors has determined that such amendments will benefit our stockholders and further our corporate strategy.

Specifically, our amended and restated bylaws will, contingent on the closing of this offering, be further amended and restated to reflect the following changes:

•

Advance Notice Provision. The advance notice provision in our amended and restated bylaws will be amended to require disclosure of derivative positions by any stockholder proposing a nomination or stockholder proposal, in order to promote full disclosure of such stockholder’s economic interest in us, including derivative positions, hedging transactions, short interests, rights to dividends and other similar positions.

•	No Action on Written Consent of Stockholders. The provision of our amended and restated bylaws authorizing the stockholders to take action on written consent will be deleted.

•

Removal of Directors. Presently, our amended and restated bylaws provide that directors may be removed with or without cause by the holders of a majority of shares then entitled to vote at an election of the directors. This provision will be deleted.

•

Amendment of the Bylaws. Our amended and restated bylaws currently provide that the bylaws may be altered, amended or repealed by our board of directors. This provision will be amended to authorize the amendment of the bylaws by our board of directors or the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of all of the outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class.

Additionally, our board of directors, contingent on the closing of this offering, will recommend that the stockholders approve at the 2013 Annual Meeting the following changes to our amended and restated certificate of incorporation.

•

Forum Selection. The addition of an article to our amended and restated certificate of incorporation providing that, unless we consent in writing to the selection of an alternate forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to our stockholders, (c) any action asserting a claim arising pursuant to any provision of Delaware law or the Company’s certificate of incorporation or bylaws, or (d) any action asserting a claim against us that is governed by the internal affairs doctrine.

•

Amendment of the Bylaws and the Certificate of Incorporation. Our amended and restated certificate of incorporation will be amended to authorize our board of directors or the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of all of the outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class, to amend the bylaws. The amended and restated certificate of incorporation will be further amended to require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the Company entitled to vote thereon, voting together as a single class to amend certain specified provisions of the certificate of incorporation. However, in the event our board of directors unanimously recommends an amendment of such specified provisions of the certificate of incorporation to the stockholders, such amendment may be effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the Company entitled to vote on the election of directors at a meeting of stockholders for that purpose.

•

No Action on Written Consent of Stockholders. Our amended and restated certificate of incorporation will be amended to specify that action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of the stockholders at an annual or special meeting and may not be taken by a written consent of the stockholders.

•

Removal of directors. Our amended and restated certificate of incorporation will also be amended to provide for the removal of directors. As amended, any director or our entire board of directors may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of all of the issued and outstanding shares of capital stock of the Company; except that if our board of directors, by an affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of our entire board of directors, recommends the removal of a director, such removal may be effected by the affirmative vote of the holders of at least a majority of all of the issued and outstanding shares of capital stock of the Company.

As in past years, our board of directors has established that stockholders of record as of the close of business on March 12, 2013 (the “record date”) will be entitled to vote on matters at the 2013 Annual Meeting. Because the record date, if unchanged, will occur prior to the closing of this offering, Delek Group and its affiliates will continue to hold a majority of the voting power of our outstanding common stock entitled to vote on matters brought before our stockholders at the 2013 Annual Meeting. As a result, Delek Group and its affiliates will likely have sufficient voting power to approve the proposed changes to our amended and restated certificate of incorporation at the 2013 Annual Meeting. Conversely, stockholders who purchase shares of our common stock in this offering will be unable to vote those shares at the 2013 Annual Meeting if the record date remains unchanged.

SELLING STOCKHOLDER

The table below sets forth certain information known to us, based upon written representations from the selling stockholder, with respect to the beneficial ownership of our shares of common stock held by the selling stockholder as of March 8, 2013.

In the table below, the percentage of shares beneficially owned is based on 59,714,966 shares of our common stock outstanding as of March 8, 2013, determined in accordance with Rule 13d-3 of the Exchange Act. Under such rule, beneficial ownership includes any shares over which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of such date through the exercise of any options or other rights.

For a discussion of certain relationships between us and the selling stockholder, see “Certain Relationships and Related Transactions” in our Definitive Proxy Statement on Schedule 14A for our 2012 annual meeting of stockholders as well as our Annual Report on Form 10-K for the year ended December 31, 2012, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

Based on information provided to us, the selling stockholder is not an affiliate of a broker-dealer.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to this Offering and Concurrent Stock Repurchase		Shares of Common Stock Being Offered	Shares of Common Stock Subject to Option	Shares of Common Stock Beneficially Owned After this Offering and Concurrent Stock Repurchase		Percentage of Common Stock Beneficially Owned After this Offering and Concurrent Stock Repurchase
	Shares	Percent			With Option(1)	Without Option(2)	With Option(1)	Without Option(2)
Delek Hungary(3)	31,536,432	52.8%	7,825,000	1,173,750	21,537,682	22,711,432	36.7%	38.7%

(1)	Assumes the consummation of the Concurrent Stock Repurchase concurrently with the closing of this offering and the retirement of such repurchased shares, but does not give effect to additional repurchases under the common stock repurchase program. If the Concurrent Stock Repurchase is not consummated concurrently with the closing of this offering or at all, after the offering, the selling stockholder would own 22,537,682 shares of common stock, or 37.7% of our outstanding shares, if the option is exercised in full.
(2)	Assumes the consummation of the Concurrent Stock Repurchase concurrently with the closing of this offering and the retirement of such repurchased shares, but does not give effect to additional repurchases under the common stock repurchase program. If the Concurrent Stock Repurchase is not consummated concurrently with the closing of this offering or at all, after the offering, the selling stockholder would own 23,711,432 shares of common stock, or 39.7% of our outstanding shares, if the option is not exercised.
(3)	Delek Group is the parent company of Delek Petroleum Ltd. (“Delek Petroleum”), and Delek Petroleum owns 98.42% of Delek Hungary, the record owner of 31,536,432 shares. Each of Delek Group and Delek Petroleum disclaims beneficial ownership of the common stock beneficially owned by its subsidiaries except to the extent of its pecuniary interest therein.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

This section summarizes the material U.S. federal income and estate tax considerations related to the ownership and disposition of our common stock by Non-U.S. Holders, as defined below. This section does not address all aspects of taxation that may be relevant to particular Non-U.S. Holders in light of their personal investment or tax circumstances, or to certain Non-U.S. Holders that are subject to special treatment under the U.S. federal income tax laws. Moreover, this summary assumes that Non-U.S. Holders hold our common stock as a capital asset for U.S. federal income tax purposes, which generally means property held for investment. The statements in this section are based on the current U.S. federal income tax laws, including the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, rulings and other administrative interpretations and practices of the Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This discussion is for general purposes only and is not tax advice. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

As used in this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is an individual, corporation, estate or trust and that is not a “U.S. person.” For purposes of this summary, the term “U.S. person” means a person that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “partnership”) holds our common stock, the U.S. federal income tax treatment of an owner of the partnership generally will depend on the status of the owner and the activities of the partnership. If you are an owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the consequences of the ownership and disposition of our common stock by the partnership.

Prospective purchasers of our common stock are urged to consult their own tax advisors with respect to the application of U.S. federal income and estate tax laws to their particular situations as well as any tax considerations arising under other U.S. federal tax laws (such as U.S. federal gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Distributions on Common Stock

If we distribute cash or other property to beneficial owners of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent attributable to our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If the amount of any distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock, and thereafter will be treated as described under “—Dispositions of Common Stock” below.

Any distributions paid to a Non-U.S. Holder that are treated as dividends for U.S. federal income tax purposes and that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States generally will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a reduced withholding rate under an applicable income tax treaty, a Non-U.S. Holder generally (i) will be required to complete IRS Form W-8BEN (or other applicable form) and certify under penalties of perjury that it is not a U.S. person and is eligible for the benefits of the applicable tax treaty or (ii) will be required to satisfy the relevant certification requirements of the applicable Treasury Regulations, if our common stock is held through certain foreign intermediaries. A Non-U.S. Holder eligible for a reduced rate of withholding of U.S. federal income tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty (including, without limitation, the need to obtain a U.S. taxpayer identification number).

Any distributions paid to a Non-U.S. Holder that are treated as dividends for U.S. federal income tax purposes and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States) are subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to U.S. persons and are not subject to withholding of U.S. federal income tax, provided that the Non-U.S. Holder establishes an exemption from such withholding by complying with certain certification and disclosure requirements. Any such dividends received by a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

Dispositions of Common Stock

Any gain recognized by a Non-U.S. Holder on a sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States);

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of such sale, exchange or other taxable disposition, and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes, and the Non-U.S. Holder is not eligible for an exemption under an applicable income tax treaty or otherwise, as described below.

A Non-U.S. Holder generally will be subject to U.S. federal income tax at the rates generally applicable to U.S. persons on any gain that is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States), and any such Non-U.S. Holder will be required to file a U.S. federal income tax return. Any gain of a corporate Non-U.S. Holder that is described in the first bullet above may also be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of a sale, exchange or other taxable disposition of our common stock, generally will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any gain recognized on the sale, exchange or other disposition of our common stock if certain conditions are met, which may be offset by certain U.S.-source capital losses (even though such individual is not considered a resident of the United States) during the taxable year of disposition.

A U.S. corporation generally constitutes a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Because we own a significant amount of real property, including retail fuel and convenience stores, we may be, or may become, a USRPHC. The determination of whether we are a USRPHC is fact specific and depends on the composition of our assets. If our common stock continues to be “regularly traded on an established securities market,” as defined by applicable Treasury Regulations, a Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to such gain if the Non-U.S. Holder held, actually or constructively (by application of certain attribution rules), at all times during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the common stock, 5% or less of our common stock. Our common stock currently is listed on the NYSE and we believe that, for as long as our common stock continues to be so listed, our common stock will be treated as “regularly traded on an established securities market.” If a Non-U.S. Holder held more than 5% of our common stock at any time during the relevant period and if we are a USRPHC at any time during the relevant period, such Non-U.S. Holder generally will be subject to tax on the net gain derived from a taxable disposition of our common stock at the U.S. federal income tax rates generally applicable to a U.S. person. Non-U.S. Holders are urged to consult their own tax advisors regarding the potential applicability of these rules as well as any income tax treaty in their particular circumstances.

U.S. Federal Estate Tax

Any shares of our common stock that are owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each Non-U.S. Holder of our common stock the amount of dividends paid to such Non-U.S. Holder on our common stock and the tax, if any, withheld with respect to those dividends. Copies of the information returns reporting those dividends and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty. In addition, information reporting generally is required with respect to the proceeds from sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker, unless the Non-U.S. Holder establishes that it is not a U.S. person.

Under some circumstances, Treasury Regulations may require backup withholding of U.S. federal income tax, currently at a rate of 28%, on dividends and gross proceeds with respect to our common stock. A Non-U.S. Holder generally may eliminate the requirement for information reporting (other than with respect to dividends, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Notwithstanding the foregoing, backup withholding and information reporting may apply if the payor has actual knowledge, or reason to know, that a beneficial owner is a U.S. person. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided that certain required information is timely furnished to the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of, and procedure for, obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding

The Foreign Account Tax Compliance Act, or FATCA, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.

The U.S. Treasury Department and the IRS recently issued final Treasury Regulations under FATCA. FATCA generally imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA. Under delayed effective dates provided for in the Treasury Regulations, such required withholding would not begin until January 1, 2014 with respect to dividends on our common stock, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our common stock.

If withholding is required under FATCA on a payment with respect to our common stock, a Non-U.S. Holder that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Non-U.S. Holders should consult their own tax advisors regarding the effect of FATCA on an investment in our common stock.

Prospective purchasers of our common stock are urged to consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of our common stock, including the tax consequences under state, local, estate, foreign and other tax laws and the possible effects of changes in U.S. federal tax laws or other tax laws.

UNDERWRITING

Barclays Capital Inc., Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as joint book-running managers and the representatives of the underwriters for this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and which will be incorporated by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from the selling stockholder the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Scotia Capital (USA) Inc.

Total	7,825,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•

the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us and the selling stockholder to the underwriters are true;

•	there is no material change in our business or in the financial markets; and

•	we and the selling stockholder deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions the selling stockholder will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to the selling stockholder for the shares.

	No Exercise	Full Exercise
Per share	$	$
Total

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $         per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The expenses of the offering that are payable by us are estimated to be $550,000. The selling stockholder will pay the fees of Burai-Kovács & Partners Attorneys at Law, Budapest, Hungary, which will pass upon certain matters for the selling stockholder, and all underwriting discounts and commissions.

Option to Purchase Additional Shares

The selling stockholder has granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, in whole or in part, up to an aggregate of 1,173,750 shares at the public offering price less underwriting discounts and commissions. This option may be exercised if the underwriters sell more than 7,825,000 shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We, the selling stockholder and our executive officers have agreed not to sell or transfer any shares of our common stock or securities convertible into, exchangeable for, exercisable for, or repayable with shares of our common stock, for 60 days (with respect to our executive officers) or 90 days (with respect to us and the selling stockholder) after the date of this prospectus supplement without first obtaining the written consent of Barclays Capital Inc. and Deutsche Bank Securities Inc. Specifically, we and these other persons have agreed not to, directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to:

•

sales by our executive officers pursuant to trading plans pursuant to Rule 10b5-1 of the Exchange Act in existence as of the date hereof, or the entry by our executive officers into any new such trading plans provided that there is no public announcement of such newly adopted plan and no sales take place prior to the expiration of the periods described in the preceding paragraph;

•

the exercise of stock appreciation rights or other similar awards that may be settled in shares of the Company’s common stock granted under equity incentive plans, provided that the shares of common stock delivered upon such exercise are subject to the restrictions of the preceding paragraph;

•

transfers of common stock to us (i) as forfeitures of common stock to satisfy tax withholding and remittance obligations of our stockholders in connection with the vesting or exercise of equity awards by stockholders pursuant to our equity incentive plans or (ii) pursuant to a net exercise or cashless exercise by a stockholder of outstanding equity awards pursuant to our equity incentive plans;

•	the issuance of awards under our equity incentive plans; and

•	transfers by our executive officers other than dispositions for value, such as bona fide gifts or transfers to trusts for the benefit of such executive officer’s immediate family.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities. The selling stockholder has also agreed that it will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute payments that the underwriters may be required to make for these liabilities, in each case as set forth in the underwriting agreement up to the gross proceeds received by the selling stockholder from this offering.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus supplement and the accompanying prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement and the accompanying prospectus.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, directly or indirectly, provided investment and commercial banking or financial advisory services to us and our affiliates, and the selling stockholder, for which they have received customary fees and commissions, and expect to provide these services to us in the future, for which they expect to receive customary fees and commissions.

In particular, affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC are lenders under an asset-backed revolving credit facility of our subsidiary, Delek Refining Ltd., and affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital, Inc., and Wells Fargo Securities, LLC are lenders under a $175.0 million senior secured revolving credit facility of our subsidiary, Delek Logistics Partners, LP (“Delek Logistics”). Additionally, an affiliate of Goldman, Sachs & Co. is a party to a supply and offtake arrangement with our subsidiary, Lion Oil Company (“Lion Oil”), and Lion Oil has assigned to such affiliate certain rights under agreements relating to one of Delek Logistics’ pipeline systems and Delek Logistics’ Memphis light products terminal.

Additionally, in the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Foreign Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), other than Germany, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, an offer of securities described in this prospectus supplement and the accompanying prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state), and includes any relevant implementing measure in each relevant member state. The expression “2010 PD Amending Directive” means Directive 2010/73/EU.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus supplement and the accompanying prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

We may constitute a “collective investment scheme” as defined by section 235 of the Financial Services and Markets Act 2000, or FSMA, that is not a “recognized collective investment scheme” for the purposes of FSMA, or CIS, and that has not been authorized or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement and the accompanying prospectus are only being distributed in the United Kingdom to, and is only directed at:

(i) if we are a CIS and are marketed by a person who is an authorized person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) (Exemptions) Order 2001, as amended, or the CIS Promotion Order, or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii) otherwise, if marketed by a person who is not an authorized person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or Financial Promotion Order, or (b) Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii) in both cases (i) and (ii) to any other person to whom it may otherwise lawfully be made (all such persons together being referred to as “relevant persons”).

The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any of their contents.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities which are the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to us.

Switzerland

This prospectus supplement and the accompanying prospectus are being communicated in Switzerland to a small number of selected investors only. Each copy of this prospectus supplement and the accompanying prospectus is addressed to a specifically named recipient and may not be copied, reproduced, distributed or passed on to third parties. The shares of common stock are not being offered to the public in Switzerland, and none of this prospectus supplement, the accompanying prospectus or any other offering materials relating to the common stock may be distributed in connection with any such public offering.

We have not been registered with the Swiss Financial Market Supervisory Authority FINMA as a foreign collective investment scheme pursuant to Article 120 of the Collective Investment Schemes Act of June 23, 2006, or the CISA. Accordingly, the common stock may not be offered to the public in or from Switzerland, and none of this prospectus supplement, the accompanying prospectus or any other offering materials relating to the common stock may be made available through a public offering in or from Switzerland. The common stock may only be offered and this prospectus supplement and the accompanying prospectus may only be distributed in or from Switzerland by way of private placement exclusively to qualified investors (as this term is defined in the CISA and its implementing ordinance).

Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute our common stock in Germany. Consequently, our common stock may not be distributed in Germany by way of public offering, public advertisement or in any similar manner and this document and any other document relating to the offering, as well as information or statements contained therein, may not be supplied to the public in Germany or used in connection with any offer for subscription of our common stock to the public in Germany or any other means of public marketing. Our common stock is being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act, Section 8f paragraph 2 no. 4 of the German Sales Prospectus Act, and in Section 2 paragraph 11 sentence 2 no. 1 of the German Investment Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

The offering does not constitute an offer to sell or the solicitation of an offer to buy our common stock in any circumstances in which such offer or solicitation is unlawful.

Netherlands

Our common stock may not be offered or sold, directly or indirectly, in the Netherlands, other than to qualified investors (gekwalificeerde beleggers) within the meaning of Article 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian

Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the shares of common stock for resale in Australia within 12 months of those shares of common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong

The common stock may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares of common stock which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

India

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Registrar of Companies in India or with the Securities and Exchange Board of India. This prospectus supplement, the accompanying prospectus and any other material relating to these securities are for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus supplement and the accompanying prospectus come are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan

No registration has been made under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the common stock. The shares of common stock are being offered in a private placement to: (i) “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the

Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL; or (ii) up to 49 investors under Article 2, paragraph 3, Item 2 iii of the FIEL. Any QII acquiring the common stock in this offering may not transfer or resell those shares except to other QIIs.

Korea

The common stock may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares of common stock have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the common stock may not be resold to Korean residents unless the purchaser of the common stock complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the common stock.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the common stock under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) where no consideration is or will be given for the transfer; or

(iv) where the transfer is by operation of law.

By accepting this prospectus supplement and the accompanying prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee. Certain matters will be passed upon for the underwriters by Vinson & Elkins L.L.P., Washington, District of Columbia. Certain matters will be passed upon for the selling stockholder by Shearman & Sterling LLP, New York, New York and by Burai-Kovács & Partners Attorneys at Law, Budapest, Hungary.

EXPERTS

The consolidated financial statements of Delek US Holdings, Inc. appearing in Delek US Holdings, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, including the schedule appearing therein, and the effectiveness of Delek US Holdings, Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

DELEK US HOLDINGS, INC.

39,736,432 Shares

Common Stock

The selling stockholders named herein may offer and sell from time to time up to 39,736,432 shares of our common stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. In making offers and sales pursuant to this prospectus, the selling stockholders are deemed to be acting as underwriters, and their offers and sales are deemed to be made indirectly on our behalf.

Our common stock is listed and currently traded on the New York Stock Exchange (“NYSE”) under the symbol “DK.” The last reported sale price of our common stock on the NYSE on January 31, 2011 was $8.33 per share.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 30.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 7, 2011.

We have not authorized any person to give any information or make any statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it a solicitation of any offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date. You should not assume that the information in this prospectus is accurate as of any date after its date.

i

PROSPECTUS SUMMARY

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration statement. Under this shelf process, the selling stockholders may from time to time sell the shares of our common stock that they hold in one or more offerings. This prospectus provides you with a general description of the shares being offered.

The registration statement that contains this prospectus, including the exhibits to the registration statement and all documents incorporated herein by reference, contains additional information about us and the shares being offered under this prospectus. The registration statement, including all documents incorporated herein by reference, can be read and is available to the public over the Internet at the SEC’s website at http://www.sec.gov as described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, “Delek”, “us”, “we” and “our” refer to Delek US Holdings, Inc. and its consolidated subsidiaries. References to fiscal years refer to the year ended or ending on December 31 of that year. For example, our fiscal year ended December 31, 2009 may be referred to as “fiscal 2009.”

Company Overview

We are a diversified energy business focused on petroleum refining, wholesale sales of refined products and retail marketing. Our business consists of three operating segments: refining, marketing and retail. Our refining segment operates a high conversion, moderate complexity independent refinery in Tyler, Texas, with a design crude distillation capacity of 60,000 barrels per day (bpd), along with an associated light products loading facility. Our marketing segment sells refined products on a wholesale basis in west Texas through company-owned and third-party operated terminals and owns and/or operates crude oil pipelines and associated tank farms in east Texas. Our retail segment markets gasoline, diesel, other refined petroleum products and convenience merchandise through a network of approximately 400 company-operated retail fuel and convenience stores located in Alabama, Arkansas, Georgia, Kentucky, Louisiana, Mississippi, Tennessee and Virginia. Additionally, we own a minority interest in Lion Oil Company, a privately-held Arkansas corporation, which operates a 75,000 bpd moderate complexity crude oil refinery located in El Dorado, Arkansas and other pipeline and product terminals.

Delek US Holdings, Inc. is the sole shareholder of MAPCO Express, Inc. (“Express”), MAPCO Fleet, Inc. (“Fleet”), Delek Refining, Inc. (“Refining”), Delek Finance, Inc. (“Finance”) and Delek Marketing & Supply, Inc. (“Marketing”). We are a Delaware corporation formed in connection with our acquisition in May 2001 of 198 retail fuel and convenience stores from a subsidiary of The Williams Companies. Since then, we have completed several other acquisitions of retail fuel and convenience stores. In April 2005, we expanded our scope of operations to include complementary petroleum refining and wholesale and distribution businesses by acquiring the Tyler, Texas refinery. We initiated operations of our marketing segment in August 2006 with the purchase of assets from Pride Companies LP and affiliates.

Delek and Express were incorporated during April 2001 in the State of Delaware. Fleet, Refining, Finance, and Marketing were incorporated in the State of Delaware during January 2004, February 2005, April 2005 and June 2006, respectively.

We are a controlled company under the rules and regulations of the New York Stock Exchange where our shares are traded under the symbol “DK.” As of December 31, 2010, approximately 73% of our outstanding shares were beneficially owned by Delek Group Ltd. (“Delek Group”), a conglomerate that is domiciled and publicly traded in Israel. Delek Group has significant interests in fuel supply businesses and is controlled indirectly by Mr. Itshak Sharon (“Tshuva”).

Delek Group is the parent company of Delek Petroleum Ltd. (“Delek Petroleum”), which directly holds 346,563 shares. Delek Petroleum is the parent company of Delek Hungary Holding Limited Liability Company (“Delek Hungary”), which directly holds 39,389,869 shares.

Shares Offered

We are registering for resale from time to time 39,389,869 shares of our common stock that we issued to selling stockholder, Delek Hungary and the 346,563 shares of our common stock purchased by selling stockholder Delek Petroleum.

Pursuant to the terms of a registration rights agreement with the Delek Group (and its affiliates, including the selling stockholders), we have agreed to pay all expenses related to the registration of shares covered by this prospectus, including, without limitation, all registration and qualification fees, printing expenses, filing fees, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses of any regular or special audits incident to or required by any such registration and reasonable fees and disbursements of a single special counsel for the selling stockholders, and the compensation of our regular employees. The selling stockholders will bear the costs of any underwriting discounts or selling commissions, if any, attributable to the sale of the shares. The registration rights agreement also provides that we will indemnify the selling stockholders, persons affiliated with them, and any participating underwriters against certain liabilities to which it may become subject in connection with the offering and sale of the shares contemplated by this prospectus, including liabilities arising under the Securities Act, or they will be entitled to contribution.

We are also registering for resale any additional shares of our common stock that may become issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of our shares of common stock outstanding.

Corporate Information

We are a Delaware corporation formed in 2001. Our principal executive offices are located at 7102 Commerce Way, Brentwood, Tennessee 37027, and our telephone number at that address is (615) 771-6701. Our website is located at www.DelekUS.com. Information contained on our website does not constitute a part of this prospectus.

RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the following factors in evaluating us and our business before purchasing the shares of common stock offered hereby. This prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this prospectus, including the documents incorporated by reference.

Risk Factors Relating to Our Operations

Risks Relating to Our Industries

Our refining margins have been volatile and are likely to remain volatile, which may have a material adverse effect on our earnings and cash flows.

Our earnings, cash flow and profitability from our refining operations are substantially determined by the difference between the price of refined products and the price of crude oil, which is referred to as the “refining margin.” Refining margins historically have been volatile and are likely to continue to be volatile, as a result of numerous factors beyond our control, including volatility in the prices of crude oil and other feedstocks purchased by our Tyler refinery, volatility in the costs of natural gas and electricity used by our Tyler refinery, and volatility in the prices of gasoline and other refined petroleum products sold by our Tyler refinery. For example, during the year ended December 31, 2010, the price for West Texas Intermediate (“WTI”) crude oil fluctuated between $68.01 and $91.51 per barrel, while the price for U.S. Gulf Coast unleaded gasoline fluctuated between $1.83 and $2.41 per gallon. Such volatility is affected by, among other things:

•	changes in global and local economic conditions;

•	domestic and foreign supply and demand for crude oil and refined products;

•	investor speculation in commodities;

•	worldwide political conditions, particularly in significant oil producing regions such as the Middle East, Western Coastal Africa, the former Soviet Union, and South America;

•	the level of foreign and domestic production of crude oil and refined petroleum products;

•	the ability of the members of the Organization of Petroleum Exporting Countries to maintain oil price and production controls;

•	pricing and other actions taken by competitors that impact the market;

•	the level of crude oil, other feedstocks and refined petroleum products imported into the United States;

•	excess capacity and utilization rates of refineries worldwide;

•	development and marketing of alternative and competing fuels, such as ethanol and biodiesel;

•	changes in fuel specifications required by environmental and other laws, particularly with respect to oxygenates and sulfur content;

•	events that cause disruptions in our distribution channels;

•	local factors, including market conditions, adverse weather conditions and the level of operations of other refineries and pipelines in our markets;

•

accidents, interruptions in transportation, inclement weather or other events that can cause unscheduled shutdowns or otherwise adversely affect our refinery, or the supply and delivery of crude oil from third parties; and

•	U.S. government regulations.

The crude oil we purchase and the refined products we sell are commodities whose prices are determined by market forces beyond our control. While an increase or decrease in the price of crude oil will often result in a corresponding increase or decrease in the wholesale price of refined products, a change in the price of one commodity does not always result in a corresponding change in the other. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices could have a significant negative effect on our results of operations and cash flows. This is especially true for non-transportation refined products such as asphalt, butane, coke, sulfur, propane and slurry whose prices are less likely to correlate to fluctuations in the price of crude oil.

In addition, our Tyler refinery has historically processed primarily light sweet crude oils as opposed to light to medium sour crude oils. Due to increasing demand for lower sulfur fuels, light sweet crude oils have historically been more costly than heavy sour crude oils, and an increase in the cost of light sweet crude oils could have a material adverse effect on our business, financial condition and results of operations. The capital improvements completed at the Tyler refinery in 2009 allow it to process more sour crude oils. As the Tyler refinery begins to process more sour crude oils, a substantial or prolonged decrease in the differential between the price of sweet and sour crude oils could negatively impact our earnings and cash flows.

Finally, higher refined product prices often result in negative consequences for our retail operations such as higher credit card expenses (because credit card fees are typically calculated as a percentage of the transaction amount rather than a percentage of gallons sold), lower retail fuel gross margin per gallon, reduced demand for refined products, fewer retail gallons sold and fewer retail merchandise transactions.

We are subject to loss of market share or pressure to reduce prices in order to compete effectively with a changing group of competitors in a fragmented retail industry.

The markets in which we operate our retail fuel and convenience stores are highly competitive and characterized by ease of entry and constant change in the number and type of retailers offering the products and services found in our stores. We compete with other convenience store chains, gas stations, supermarkets, drug stores, discount stores, club stores, mass merchants, fast food operations and other retail outlets. In some of our markets, our competitors have been in existence longer and have greater financial, marketing and other resources than we do. As a result, our competitors may be able to respond better to changes in the economy and new opportunities within the industry.

In recent years, several non-traditional retailers, such as supermarkets, club stores and mass merchants, have affected the convenience store industry by entering the retail fuel business and/or selling merchandise traditionally found in convenience stores. These non-traditional gasoline and/or convenience merchandise retailers have obtained a significant share of the motor fuels market, may obtain a significant share of the convenience merchandise market and their market share in each market is expected to grow. Because of their diversity, integration of operations, experienced management and greater resources, these companies may be better able to withstand volatile market conditions or levels of low or no profitability in the retail segment. In addition, these retailers may use promotional pricing or discounts, both at the pump and in the store, to encourage in-store merchandise sales. These activities by our competitors could pressure us to offer similar discounts, adversely affecting our profit margins. Additionally, the loss of market share by our retail fuel and convenience stores to these and other retailers relating to either gasoline or merchandise could have a material adverse effect on our business, financial condition and results of operations.

Independent owner-operators can generally operate stores with lower overhead costs than ours. Should significant numbers of independent owner-operators enter our market areas, retail prices in some of our categories may be negatively affected, as a result of which our profit margins may decline at affected stores.

Our stores compete, in large part, based on their ability to offer convenience to customers. Consequently, changes in traffic patterns and the type, number and location of competing stores could result in the loss of customers and reduced sales and profitability at affected stores. Other major competitive factors include ease of access, pricing, timely deliveries, product and service selections, customer service, fuel brands, store appearance, cleanliness and safety.

We operate in a highly regulated industry and increased costs of compliance with, or liability for violation of, existing or future laws, regulations and other requirements could significantly increase our costs of doing business, thereby adversely affecting our profitability.

Our industry is subject to extensive laws, regulations and other requirements including, but not limited to, those relating to the environment, employment, labor, immigration, minimum wages and overtime pay, health care and benefits, working conditions, public accessibility, the sale of alcohol and tobacco and other requirements. A violation of any of these requirements could have a material adverse effect on our business, financial condition and results of operations. For example, the U.S. Department of Labor’s Occupational Safety and Health Administration (OSHA) and the U.S. Environmental Protection Agency (EPA) commenced investigations of our refinery following the accident that occurred there in November 2008. OSHA concluded its inspection in May 2009 and issued citations assessing an aggregate penalty of approximately $0.2 million. We are contesting the citations and fines and do not believe the outcome will have a material effect on our business. The EPA’s investigation is ongoing and we cannot assure you as to the outcome of the EPA’s investigation including any possible penalties that may arise.

Ongoing compliance with laws, regulations and other requirements could also have a material adverse effect on our business, financial condition and results of operations. Under various federal, state and local environmental requirements, as the owner or operator of our refinery and retail locations, we may be liable for the costs of removal or remediation of contamination at our existing or former locations, whether we knew of, or were responsible for, the presence of such contamination. We have incurred such liability in the past and several of our current and former locations are the subject of ongoing remediation projects. The failure to timely report and properly remediate contamination may subject us to liability to third parties and may adversely affect our ability to sell or rent our property or to borrow money using our property as collateral. Additionally, persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of these substances at sites where they are located, regardless of whether the site is owned or operated by that person. We typically arrange for the treatment or disposal of hazardous substances in our refining operations. We do not typically do so in our retail operations, but we may nonetheless be deemed to have arranged for the disposal or treatment of hazardous substances. Therefore, we may be liable for removal or remediation costs, as well as other related costs, including fines, penalties and damages resulting from injuries to persons, property and natural resources. In the future, we may incur substantial expenditures for investigation or remediation of contamination that has not been discovered at our current or former locations or locations that we may acquire.

In addition, new legal requirements, new interpretations of existing legal requirements, increased legislative activity and governmental enforcement and other developments could require us to make additional unforeseen expenditures. Companies in the petroleum industry, such as us, are often the target of activist and regulatory activity regarding pricing, safety, environmental compliance and other business practices which could result in price controls, fines, increased taxes or other actions affecting the conduct of our business. For example, consumer activists are lobbying various authorities to enact laws and regulations mandating the use of temperature compensation devices for fuel dispensed at our retail stores. In addition, we are required to pay an Oil Spill Liability Trust Fund fee of $0.08 per barrel of crude oil that we purchase and federal legislation has recently been proposed that would increase the fee to as much as $0.78 per barrel. Finally, various legislative and regulatory measures to address climate change and greenhouse gas (“GHG”) emissions (including carbon dioxide, methane and nitrous oxides) are in various phases of discussion or implementation. These include proposed federal regulation and state actions to develop statewide, regional or nationwide programs designed to control and reduce greenhouse gas emissions. Although it is not possible to predict the requirements of any cap-and-trade legislation that may be enacted, any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would likely require us to incur increased operating costs. If we are unable to maintain sales of our refined products at a price that reflects such increased costs, there could be a material adverse effect on our business, financial condition and results of operations. Further, any increase in prices of refined products resulting from such increased costs could have an adverse effect on our financial condition, results of operations and cash flows.

Various legislative and regulatory measures to address climate change and greenhouse gas (“GHG”) emissions (including carbon dioxide, methane and nitrous oxides) are in various phases of discussion or implementation. They include proposed and newly enacted federal regulation and state actions to develop statewide, regional or nationwide programs designed to control and reduce GHG emissions from fixed sources, such as our refinery, as well as mobile transportation sources. Although it is not possible to predict the requirements of any GHG legislation that may be enacted, any laws or regulations that have been or may be adopted to restrict or reduce GHG emissions will likely require us to incur increased operating costs. If we are unable to maintain sales of our refined products at a price that reflects such increased costs, there could be a material adverse effect on our business, financial condition and results of operations.

Beginning with the 2010 calendar year, EPA rules require us to report GHG emissions from our refinery operations and consumer use of products produced at our refinery on an annual basis. While the cost of compliance with the rule is not material, data gathered under the rule may be used in the future to support additional regulation of GHGs. Beginning in January 2011, the EPA will begin regulating GHG emissions from refineries and other major sources through the Prevention of Significant Deterioration (PSD) and Federal Operating Permit (Title V) programs. While these rules do not impose any limits or controls on GHG emissions from current operations, emission increases from future projects or operational changes, such as capacity increases, may be impacted and required to meet emission limits or technological requirements such as Best Available Control Technologies. EPA has announced their intent for further regulation of refinery GHG emissions through New Source Performance Standards (NSPS) to be finalized in late 2011 or 2012. GHG regulation could also impact the consumption of refined products, thereby affecting our refinery operations. Finally, the EPA has issued final rules for gasoline formulation that require the reduction of average benzene content by January 1, 2011. It may be necessary for us to purchase credits to comply with these content requirements and there can be no assurance that such credits will be available or that we will be able to purchase available credits at reasonable prices. Compliance with any future legislation or regulation of temperature compensation, greenhouse gas emissions or benzene content may result in increased capital and operating costs and may have a material adverse effect on our results of operations and financial condition.

Environmental regulation is becoming more stringent and new environmental laws and regulations are continuously being enacted or proposed. While it is impractical to predict the impact that potential regulatory and activist activity may have, such future activity may result in increased costs to operate and maintain our facilities, as well as increased capital outlays to improve our facilities. Such future activity could also adversely affect our ability to expand production, result in damaging publicity about us, or reduce demand for our products. Our need to incur costs associated with complying with any resulting new legal or regulatory requirements that are substantial and not adequately provided for, could have a material adverse effect on our business, financial condition and results of operations.

We operate an independent refinery in Tyler, Texas which may not be able to withstand volatile market conditions, compete on the basis of price or obtain sufficient quantities of crude oil in times of shortage to the same extent as integrated, multinational oil companies.

We compete with a broad range of companies in our refining and petroleum product marketing operations. Many of these competitors are integrated, multinational oil companies that are substantially larger than we are. Because of their diversity, integration of operations, larger capitalization, larger and more complex refineries and greater resources, these companies may be better able to withstand volatile market conditions relating to crude oil and refined product pricing, to compete on the basis of price and to obtain crude oil in times of shortage.

We do not engage in the petroleum exploration and production business and therefore do not produce any of our own crude oil feedstocks. Certain of our competitors, however, obtain a portion of their feedstocks from company-owned production. Competitors that have their own crude production are at times able to offset losses from refining operations with profits from producing operations and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. In addition, we compete with other industries, such as wind, solar and hydropower that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual customers. If we are unable to compete effectively with these competitors, both within and outside our industry, there could be a material adverse effect on our business, financial condition, results of operations and cash flows.

If the market value of our inventory declines to an amount less than our cost basis, we would record a write-down of inventory and a non-cash charge to cost of sales, which may affect our earnings.

The nature of our business requires us to maintain substantial quantities of crude oil, refined petroleum product and blendstock inventories. Because crude oil and refined petroleum products are commodities, we have no control over the changing market value of these inventories. Because inventory is valued at the lower of cost or market value, we would record a write-down of inventory and a non-cash charge to cost of sales if the market value of our inventory were to decline to an amount below our cost.

A terrorist attack on our assets, or threats of war or actual war, may hinder or prevent us from conducting our business.

Terrorist attacks in the United States and the wars with Iraq and Afghanistan, as well as events occurring in response or similar to or in connection with them, may harm our business. Energy-related assets (which could include refineries, pipelines and terminals such as ours) may be at greater risk of future terrorist attacks than other possible targets in the United States. In addition, the State of Israel, where our majority stockholder, Delek Group Ltd. (“Delek Group”), is based, has suffered armed conflicts and political instability in recent years. We may be more susceptible to terrorist attack as a result of our connection to an Israeli owner. On the date of this prospectus, four of our directors reside in Israel.

A direct attack on our assets or the assets of others used by us could have a material adverse effect on our business, financial condition and results of operations. In addition, any terrorist attack could have an adverse impact on energy prices, including prices for our crude oil, other feedstocks and refined petroleum products, and an adverse impact on the margins from our refining and petroleum product marketing operations. Disruption or significant increases in energy prices could also result in government-imposed price controls.

Increased consumption of renewable fuels could lead to a decrease in fuel prices and/or a reduction in demand for refined fuels.

Regulatory initiatives have required an increase in the consumption of renewable fuels such as ethanol and biodiesel. In the future, renewable fuels may continue to be blended with, or may replace, refined fuels. Such increased use of renewable fuels may result in an increase in fuel supply and corresponding decrease in fuel prices. Increased use of renewable fuels may also result in a decrease in demand for refined fuels. A significant decrease in fuel prices or refined fuel demand could have an adverse impact on our financial results. For example, the Energy Policy Act of 2005 required increasing amounts of renewable fuel be incorporated into the gasoline pool through 2012. The Energy Independence and Security Act of 2007 (EISA) increases the amounts of renewable fuel required by the Energy Policy Act of 2005. A rule finalized by the EPA in 2010 (RFS-2) to implement the EISA requires us to displace increasing amounts of refined products produced by our refinery with biofuels, beginning with approximately 7.8% in 2011 and escalating to 18% or more in 2022, depending on demand for motor fuels. The proposed rule could cause decreased crude runs and materially affect our profitability unless fuel demand rises at a comparable rate or other outlets are found for the displaced products. Although the Tyler refinery has been exempt from renewable fuel standards through 2010, it began supplying an E-10 gasoline-ethanol blend in January 2008.

Increases in required fuel economy and regulation of CO2 emissions from motor vehicles may reduce demand for transportation fuels.

In 2010, the EPA and the Department of Transportation’s National Highway Traffic Safety Administration (NHTSA) finalized new standards, raising the required Corporate Average Fuel Economy (CAFE) of the nation’s passenger fleet by 40% to approximately 35 mpg by 2016 and imposing the first-ever federal GHG emissions standards on cars and light trucks. Later in the year, EPA and the Department of Transportation also announced their intention to propose first-time standards for fuel economy of medium and heavy duty trucks in 2011, as well as further increases in the CAFE standard for passenger vehicles after 2016. Such increases in fuel economy standards and potential electrification of the vehicle fleet, along with mandated increases in use of renewable fuels discussed above, could result in decreasing demand for petroleum fuels. Decreasing demand for petroleum fuels could materially affect profitability at our refinery, as well as at our convenience stores.

Risks Relating to Our Business

We are particularly vulnerable to disruptions to our refining operations, because our refining operations are concentrated in one facility.

Because all of our refining operations are concentrated in the Tyler refinery, significant disruptions at the Tyler facility could have a material adverse effect on our business, financial condition or results of operations. Refining segment contribution margin comprised approximately 57.6%, 42.9% and 62.2% of our consolidated contribution margin for the 2009, 2008 and 2007 fiscal years, respectively. We expect to perform a maintenance turnaround of each processing unit at the Tyler refinery every three to five years. Depending on which units are affected, all or a portion of the refinery’s production will be disrupted during a turnaround.

In addition, the Tyler refinery consists of many processing units, a number of which have been in operation for many years. Even if properly maintained, equipment may require significant capital expenditures to maintain desired efficiencies. One or more of the units may require additional unscheduled down time for unanticipated maintenance or repairs that are more frequent than our scheduled turnaround. For example, refinery operations were suspended for approximately one week of unscheduled down time in the third quarter of 2010 and an explosion and fire at our Tyler refinery in November 2008 suspended operations at the refinery for more than five months.

Refinery operations may also be disrupted by external factors such as an interruption of electricity, natural gas, water treatment or other utilities. Other potentially disruptive factors discussed elsewhere in these risk factors include natural disasters, severe weather conditions, workplace or environmental accidents, interruptions of supply, work stoppages, losses of permits or authorizations or acts of terrorism. Disruptions to our refining operations could reduce our revenues during the period of time that our units are not operating.

General economic conditions may adversely affect our business, operating results and financial condition.

The domestic economy and economic slowdowns may have serious negative consequences for our business and operating results because our performance is subject to domestic economic conditions and their impact on levels of consumer spending. Some of the factors affecting consumer spending include general economic conditions, unemployment, consumer debt, reductions in net worth based on recent declines in equity markets and residential real estate values, adverse developments in mortgage markets, taxation, energy prices, interest rates, consumer confidence and other macroeconomic factors. During a period of economic weakness or uncertainty, current or potential customers may travel less, reduce or defer purchases, go out of business or have insufficient funds to buy or pay for our products and services.

Substantially all of our retail fuel and convenience stores are located in the southeastern United States, primarily in the states of Alabama, Georgia and Tennessee. As a result, our results of operations are particularly vulnerable to general economic conditions in that region. An economic downturn in the Southeast could cause our sales and the value of our assets to decline and have a material adverse effect on our business, financial condition and results of operations.

Moreover, a financial market crisis may have a material adverse impact on financial institutions and limit access to capital and credit. This could, among other things, make it more difficult for us to obtain (or increase our cost of obtaining) capital and financing for our operations. Our access to additional capital may not be available on terms acceptable to us or at all.

The costs, scope, timelines and benefits of our refining projects may deviate significantly from our original plans and estimates.

We may experience unanticipated increases in the cost, scope and completion time for our improvement, maintenance and repair projects at our Tyler refinery. Our refinery projects are generally initiated to increase the yields of higher-value products, increase our ability to process lower cost crude oils, increase production capacity, meet new regulatory requirements or maintain the safe operations of our existing assets. Equipment that we require to complete these projects may be unavailable to us at expected costs or within expected time periods. Additionally, employee or contractor labor expense may exceed our expectations. Due to these or other factors beyond our control, we may be unable to complete these projects within anticipated cost parameters and timelines. In addition, the benefits we realize from completed projects may take longer to achieve and/or be less than we anticipated. Our inability to complete and/or realize the benefits of our refinery projects in a cost-efficient and timely manner could have a material adverse effect on our business, financial condition and results of operations.

The dangers inherent in our operations could cause disruptions and expose us to potentially significant costs and liabilities.

Our refining operations are subject to significant hazards and risks inherent in refining operations and in transporting and storing crude oil, intermediate and refined petroleum products. These hazards and risks include, but are not limited to, natural or weather-related disasters, fires, explosions, pipeline ruptures and spills, third party interference and mechanical failure of equipment at our or third-party facilities, and other events beyond our control. The occurrence of any of these events could result in production and distribution difficulties and disruptions, environmental pollution, personal injury or death and other damage to our properties and the properties of others. Because of these inherent dangers, our refining operations are subject to various laws and regulations relating to occupational health and safety and environmental protection. Continued efforts to comply with applicable laws and regulations related to health, safety and the environment, or a finding of non-compliance with current regulations, could result in additional capital expenditures or operating expenses, as well as fines and penalties.

In addition, the Tyler refinery is located in a populated area. Any release of hazardous material or catastrophic event could affect our employees and contractors at the refinery as well as persons outside the refinery grounds. In the event that personal injuries or deaths result from such events, we would likely incur substantial legal costs and liabilities. The extent of these costs and liabilities could exceed the limits of our available insurance. As a result, any such event could have a material adverse effect on our business, results of operations and cash flows.

For example, the incident at our Tyler refinery in November 2008 resulted in two employee deaths and a suspension of production that continued until May 2009. We are a party to lawsuits, claims and government investigations as a result of this incident. Amounts we may pay in connection with these claims and investigations may not be covered by insurance.

We also operate approximately forty fuel delivery trucks. These trucks regularly transport highly combustible motor fuels on public roads. A motor vehicle accident involving one of our trucks could result in significant personal injuries and/or property damage.

From time to time, our cash and credit needs may exceed our internally generated cash flow and available credit, and our business could be materially and adversely affected if we are not able to obtain the necessary cash or credit from financing sources.

We have significant short-term cash needs to satisfy working capital requirements such as crude oil purchases which fluctuate with the pricing and sourcing of crude oil. We rely in part on our access to credit to purchase crude oil for our Tyler refinery. If the price of crude oil increases significantly, we may not have sufficient available credit, and may not be able to sufficiently increase such availability, under our existing credit facilities or other arrangements to purchase enough crude oil to operate the Tyler refinery at full capacity. Our failure to operate the Tyler refinery at full capacity could have a material adverse effect on our business, financial condition and results of operations. We also have significant long-term needs for cash, including any expansion and upgrade plans, as well as for regulatory compliance.

Depending on the conditions in credit markets, it may become more difficult to obtain cash or credit from third party sources. If we cannot generate cash flow or otherwise secure sufficient liquidity to support our short-term and long-term capital requirements, we may not be able to comply with regulatory deadlines or pursue our business strategies, in which case our operations may not perform as well as we currently expect.

Our debt levels may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

We have a significant amount of debt. As of September 30, 2010, we had total debt of $274.2 million, including current maturities of $150.4 million. In addition to our outstanding debt, as of September 30, 2010, our letters of credit issued under our various credit facilities were $122.1 million. Our borrowing availability under our various credit facilities as of September 30, 2010 was $141.7 million.

Our significant level of debt could have important consequences for us. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to service our debt and lease obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•

place us at a disadvantage relative to our competitors that have less indebtedness or better access to capital by, for example, limiting our ability to enter into new markets, renovate our stores or pursue acquisitions or other business opportunities;

•	limit our ability to borrow additional funds in the future; and

•	increase the interest cost of our borrowed funds.

In addition, a substantial portion of our debt has a variable rate of interest, which increases our exposure to interest rate fluctuations, to the extent we elect not to hedge such exposures.

If we are unable to service our debt (principal and interest) and lease obligations, we could be forced to restructure or refinance our obligations, seek additional equity financing or sell assets, which we may not be able to do on satisfactory terms or at all. Our default on any of those obligations could have a material adverse effect on our business, financial condition and results of operations. In addition, if new debt is added to our current debt levels, the related risks that we now face could intensify.

Our debt agreements contain operating and financial restrictions that might constrain our business and financing activities.

The operating and financial restrictions and covenants in our credit facilities and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage, expand or pursue our business activities. For example, to varying degrees our credit facilities restrict our ability to:

•	declare dividends and redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments, issue guaranties and pledge assets;

•	incur additional indebtedness or amend our debt and other material agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales; and

•

enter into some intercompany arrangements and make some intercompany payments, which in some instances could restrict our ability to use the assets, cash flow or earnings of one segment to support the other segment.

Other restrictive covenants require that we meet fixed charge coverage, interest charge coverage, net worth and leverage tests as described in the credit facility agreements. In addition, the covenant requirements of our various credit agreements require us to make many subjective determinations pertaining to our compliance thereto and exercise good faith judgment in determining our compliance. Our ability to comply with the covenants and restrictions contained in our debt instruments may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our ability to comply with these covenants and restrictions may be impaired. If we breach any of the restrictions or covenants in our debt agreements, a significant portion of our indebtedness may become immediately due and payable, and our lenders’ commitments to make further loans to us may terminate. We might not have, or be able to obtain, sufficient funds to make these immediate payments. In addition, our obligations under our credit facilities are secured by substantially all of our assets. If we are unable to timely repay our indebtedness under our credit facilities, the lenders could seek to foreclose on the assets or we may be required to contribute additional capital to our subsidiaries. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

Changes in our credit profile could affect our relationships with our suppliers, which could have a material adverse effect on our liquidity and our ability to operate the Tyler refinery at full capacity.

Changes in our credit profile could affect the way crude oil suppliers view our ability to make payments. As a result, suppliers could shorten the payment terms of their invoices with us or require us to provide significant collateral to them that we do not currently provide. Due to the large dollar amounts and volume of our crude oil and other feedstock purchases, as well as the historical volatility of crude oil pricing, any imposition by our suppliers of more burdensome payment terms may have a material adverse effect on our liquidity and our ability to make payments to our suppliers. This in turn could cause us to be unable to operate the Tyler refinery at full capacity. A failure to operate the Tyler refinery at full capacity could adversely affect our profitability and cash flows.

Interruptions or limitations in the supply and delivery of crude oil may negatively affect our refining interests and inhibit the growth of our refining interests.

Our Tyler refinery processes primarily light sweet crude oils, which are less readily available to us than heavier, more sour crude oils. The refinery receives substantially all of its crude oil from third parties and received more than 50% of its crude oil during the year ended December 31, 2010 through a crude delivery pipeline owned by a third party. We could experience an interruption or reduction of supply and delivery, or an increased cost of receiving crude oil, if the ability of these third parties to transport crude oil is disrupted because of accidents, governmental regulation, terrorism, maintenance or failure of pipelines or other delivery systems, other third-party action or other events beyond our control. The unavailability for our use for a prolonged period of time of any system of delivery of crude oil could have a material adverse effect on our business, financial condition or results of operations.

Moreover, interruptions in delivery or limitations in delivery capacity may not allow our refining interests to draw sufficient crude oil to support current refinery production or increases in refining output. In order to maintain or materially increase refining output, existing crude delivery systems may require upgrades or supplementation, which may require substantial additional capital expenditures.

Our insurance policies do not cover all losses, costs or liabilities that we may experience, and insurance companies that currently insure companies in the energy industry may cease to do so or substantially increase premiums.

While we carry property, business interruption, pollution and casualty insurance, we do not maintain insurance coverage against all potential losses. We could suffer losses for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. In addition, because our business interruption policy does not cover losses during the first 45 days of the interruption, a significant part or all of a business interruption loss could be uninsured. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

The energy industry is highly capital intensive, and the entire or partial loss of individual facilities or multiple facilities can result in significant costs to both industry companies, such as us, and their insurance carriers. In recent years, several large energy industry claims have resulted in significant increases in the level of premium costs and deductible periods for participants in the energy industry. For example, hurricanes in recent years have caused significant damage to several petroleum refineries along the Gulf Coast, in addition to numerous oil and gas production facilities and pipelines in that region. As a result of large energy industry claims, insurance companies that have historically participated in underwriting energy-related facilities may discontinue that practice, may reduce the insurance capacity they are willing to offer or demand significantly higher premiums or deductible periods to cover these facilities. If significant changes in the number or financial solvency of insurance underwriters for the energy industry occur, or if other adverse conditions over which we have no control prevail in the insurance market, we may be unable to obtain and maintain adequate insurance at reasonable cost.

In addition, we cannot assure you that our insurers will renew our insurance coverage on acceptable terms, if at all, or that we will be able to arrange for adequate alternative coverage in the event of non-renewal. The unavailability of full insurance coverage to cover events in which we suffer significant losses could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to successfully execute our strategy of growth through acquisitions.

A significant part of our growth strategy is to acquire assets such as refineries, pipelines, terminals, and retail fuel and convenience stores that complement our existing sites or broaden our geographic presence. If attractive opportunities arise, we may also acquire assets in new lines of business that are complementary to our existing businesses. Through eight major transactions spanning from our inception in 2001 through April 2007, we acquired our refinery and refined products terminals in Tyler, acquired approximately 500 retail fuel and convenience stores and developed our wholesale fuel business. We expect to continue to acquire retail fuel and convenience stores, refinery assets and product terminals and pipelines as a major element of our growth strategy, however:

•	we may not be able to identify suitable acquisition candidates or acquire additional assets on favorable terms;

•	we usually compete with others to acquire assets, which competition may increase, and, any level of competition could result in decreased availability or increased prices for acquisition candidates;

•	we may experience difficulty in anticipating the timing and availability of acquisition candidates;

•

since the convenience store industry is dominated by small, “independent” operators that own fewer than ten stores, we will likely need to complete numerous small acquisitions, rather than a few major acquisitions, to substantially increase our number of retail fuel and convenience stores;

•	the need to complete numerous acquisitions will require significant amounts of our management’s time;

•	we may not be able to obtain the necessary financing, on favorable terms or at all, to finance any of our potential acquisitions; and

•

as a public company, we are subject to reporting obligations, internal controls and other accounting requirements with respect to any business we acquire, which may prevent or negatively affect the valuation of some acquisitions we might otherwise deem favorable or increase our acquisition costs.

The occurrence of any of these factors could adversely affect our growth strategy. We have not completed any major acquisitions since April 2007.

Acquisitions involve risks that could cause our actual growth or operating results to differ adversely compared with our expectations.

Due to our emphasis on growth through acquisitions, we are particularly susceptible to transactional risks. For example:

•	during the acquisition process, we may fail or be unable to discover some of the liabilities of companies or businesses that we acquire;

•

we may assume contracts or other obligations in connection with particular acquisitions on terms that are less favorable or desirable than the terms that we would expect to obtain if we negotiated the contracts or other obligations directly;

•	we may fail to successfully integrate or manage acquired assets;

•	acquired assets may not perform as we expect or we may not be able to obtain the cost savings and financial improvements we anticipate;

•	acquisitions may require us to incur additional debt or issue additional equity;

•	we may fail to grow our existing systems, financial controls, information systems, management resources and human resources in a manner that effectively supports our growth; and

•

to the extent that we acquire assets in complementary new lines of business, we may become subject to additional regulatory requirements and additional risks that are characteristic or typical of these new lines of business.

The occurrence of any of these factors could adversely affect our business, financial condition and results of operations.

We may incur significant costs and liabilities with respect to investigation and remediation of existing environmental conditions at our Tyler refinery.

Prior to our purchase of the Tyler refinery and pipeline, the previous owner had been engaged for many years in the investigation and remediation of liquid hydrocarbons which contaminated soil and groundwater at the purchased facilities. Upon purchase of the facilities, we became responsible and liable for certain costs associated with the continued investigation and remediation of known and unknown impacted areas at the refinery. In the future, it may be necessary to conduct further assessments and remediation efforts at the refinery and pipeline locations. In addition, we have identified and self-reported certain other environmental matters subsequent to our purchase of the refinery.

Based upon environmental evaluations performed internally and by third parties subsequent to our purchase of the Tyler refinery, we recorded an environmental liability of approximately $4.6 million as of September 30, 2010 for the estimated costs of environmental remediation for our refinery. We expect remediation of groundwater at the refinery to continue for the foreseeable future. The need to make future expenditures for these purposes that exceed the amounts we estimate and accrue for could have a material adverse effect on our business, financial condition and results of operations.

We may incur significant costs and liabilities in connection with site contamination and environmental, health and safety regulations.

In the future, we may incur substantial expenditures for investigation or remediation of contamination that has not been discovered at our current or former locations or locations that we may acquire. In addition, new legal requirements, new interpretations of existing legal requirements, increased legislative activity and governmental enforcement and other developments could require us to make additional unforeseen expenditures. We anticipate that compliance with environmental, health and safety regulations will require us to spend approximately $4.0 million in capital costs in 2011 and approximately $81.0 million during the next five years.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.

Our operations require numerous permits and authorizations under various laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions, and/or facility shutdowns. In addition, major modifications of our operations could require modifications to our existing permits or upgrades to our existing pollution control equipment. Any or all of these matters could have a negative effect on our business, results of operations and cash flows.

Our Tyler refinery has only limited access to an outbound pipeline, which we do not own, for distribution of our refined petroleum products.

For the year ended December 31, 2010, nearly all of our refinery sales volume in Tyler was completed through a rack system located at the refinery. Unlike other refiners, we do not own, and currently have limited access to, an outbound pipeline for distribution of our refinery products to our Tyler customers. Our lack of access to an outbound pipeline may limit our ability to attract new customers for our refined petroleum products or increase sales of our refinery products.

An interruption or termination of supply and delivery of refined products to our wholesale business could result in a decline in our sales and earnings.

Our marketing segment sells refined products produced by refineries owned by third parties. In 2010, our marketing segment received nearly all of its supply of refined products from two suppliers. We could experience an interruption or termination of supply or delivery of refined products if our suppliers partially or completely ceased operations, temporarily or permanently. The ability of these refineries and our suppliers to supply refined products to us could be disrupted by anticipated events such as scheduled upgrades or maintenance, as well as events beyond their control, such as unscheduled maintenance, fires, floods, storms, explosions, power outages, accidents, acts of terrorism or other catastrophic events, labor difficulties and work stoppages, governmental or private party litigation, or legislation or regulation that adversely impacts refinery operations. In addition, any reduction in capacity of other pipelines that connect with our suppliers’ pipelines or our pipelines due to testing, line repair, reduced operating pressures, or other causes could result in reduced volumes of refined product supplied to our marketing business. A reduction in the volume of refined products supplied to our marketing segment could adversely affect our sales and earnings.

An increase in competition and/or reduction in demand in the market in which we sell our refined products could lower prices and adversely affect our sales and profitability.

Our Tyler refinery is currently the only supplier of a full range of refined petroleum products within a radius of approximately 100 miles of its location and there are no competitive fuel loading terminals within approximately 90 miles of our San Angelo terminal. If competitors commence operations within these niche markets, we could lose our niche market advantage, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the maintenance or replacement of our existing customers depends on a number of factors outside of our control, including increased competition from other suppliers and demand for refined products in the markets we serve. Loss of, or reduction in, amounts purchased by our major customers could have an adverse effect on us to the extent that we are not able to correspondingly increase sales to other purchasers.

We may be unable to negotiate market price risk protection in contracts with unaffiliated suppliers of refined products.

During the year ended December 31, 2010, we obtained most of our supply of refined products for our marketing segment under contracts that contain provisions that mitigate the market price risk inherent in the purchase and sale of refined products. We cannot assure you that in the future we will be able to negotiate similar market price protections in other contracts that we enter into for the supply of refined products or ethanol. To the extent that we purchase inventory at prices that do not compare favorably to the prices at which we are able to sell refined products, our sales and margins may be adversely affected.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities, including federal and state and transactional taxes such as excise, sales/use, payroll, franchise, withholding, and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. Certain of these liabilities are subject to periodic audits by the respective taxing authority which could increase our tax liabilities. Subsequent changes to our tax liabilities as a result of these audits may also subject us to interest and penalties.

We may seek to diversify our retail fuel and convenience store operations by entering new geographic areas, which may present operational and competitive challenges.

Since our inception, we have grown our retail fuel and convenience store operations primarily by acquiring stores in the southeastern United States. In the future, we may seek to grow by selectively operating stores in geographic areas other than those in which we currently operate, or in which we currently have a relatively small number of stores. This growth strategy would present numerous operational and competitive challenges to our senior management and employees and would place significant pressure on our operating systems. In addition, we cannot assure you that consumers located in the regions in which we may expand our operations would be as receptive to our stores as consumers in our existing markets. The success of our development plans will depend in part upon our ability to:

•	select, and compete successfully in, new markets;

•	obtain suitable sites at acceptable costs;

•	identify and contract with financially stable developers;

•	realize an acceptable return on the capital invested in new facilities;

•	hire, train, and retain qualified personnel;

•	integrate new retail fuel and convenience stores into our existing distribution, inventory control, and information systems;

•	expand relationships with our suppliers or develop relationships with new suppliers; and

•	secure adequate financing, to the extent required.

We cannot assure you that we will achieve our development goals, manage our growth effectively, or operate our existing and new retail fuel and convenience stores profitability. The failure to achieve any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

Adverse weather conditions or other unforeseen developments could damage our facilities, reduce customer traffic and impair our ability to produce and deliver refined petroleum products or receive supplies for our retail fuel and convenience stores.

The regions in which we operate are susceptible to severe storms including hurricanes, thunderstorms, tornadoes, extended periods of rain, ice storms and snow, all of which we have experienced in the past few years. Inclement weather conditions could damage our facilities, interrupt production, adversely impact consumer behavior, travel and retail fuel and convenience store traffic patterns or interrupt or impede our ability to operate our locations. If such conditions prevail in Texas, they could interrupt or undermine our ability to produce and transport products from our Tyler refinery and receive and distribute products at our terminals. Regional occurrences, such as energy shortages or increases in energy prices, fires and other natural disasters, could also hurt our business. The occurrence of any of these developments could have a material adverse effect on our business, financial condition and results of operations.

Our operating results are seasonal and generally lower in the first and fourth quarters of the year for our refining and marketing segments and in the first quarter of the year for our retail segment. We depend on favorable weather conditions in the spring and summer months.

Demand for gasoline and other merchandise is generally higher during the summer months than during the winter months due to seasonal increases in motor vehicle traffic. As a result, the operating results of our refining segment and wholesale fuel segment are generally lower for the first and fourth quarters of each year. Seasonal fluctuations in traffic also affect sales of motor fuels and merchandise in our retail fuel and convenience stores. As a result, the operating results of our retail segment are generally lower for the first quarter of the year.

Weather conditions in our operating area also have a significant effect on our operating results. Customers are more likely to purchase higher profit margin items at our retail fuel and convenience stores, such as fast foods, fountain drinks and other beverages and more gasoline during the spring and summer months, thereby typically generating higher revenues and gross margins for us in these periods. Unfavorable weather conditions during these months and a resulting lack of the expected seasonal upswings in traffic and sales could have a material adverse effect on our business, financial condition and results of operations.

We depend on one wholesaler for a significant portion of our convenience store merchandise; we may not be able to maintain favorable arrangements with vendors.

We purchase a majority of our general merchandise, including most tobacco products and grocery items, from a single wholesale grocer, Core-Mark International, Inc., including approximately 59% of such merchandise during the year ended December 31, 2009. A change of merchandise suppliers, a disruption in supply or a significant change in our relationship or pricing with our principal merchandise supplier could lead to an increase in our cost of goods or a reduction in the reliability of timely deliveries and could have a material adverse effect on our business, financial condition and results of operations.

In addition, we believe that our arrangements with vendors with respect to allowances, payment terms and operational support commitments, have enabled us to decrease the operating expenses of convenience stores that we acquire. If we are unable to maintain favorable arrangements with these vendors, we may be unable to continue to effect operating expense reductions at convenience stores we have acquired or will acquire.

A substantial portion of our refinery workforce is unionized, and we may face labor disruptions that would interfere with our operations.

As of December 31, 2010, we employed 283 people at our Tyler refinery and pipeline. From among these employees, 158 of our operations and maintenance hourly employees and 40 truck drivers at the refinery were covered by separate collective bargaining agreements which each expire on January 31, 2012. Although these collective bargaining agreements contain provisions to discourage strikes or work stoppages, we cannot assure you that strikes or work stoppages will not occur. A strike or work stoppage could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on fuel sales at our retail fuel and convenience stores which makes us susceptible to increases in the cost of gasoline and interruptions in fuel supply.

Net fuel sales at stores representing the continuing operations of our retail segment represented approximately 73%, 80% and 77% of total net sales of our retail segment for 2009, 2008 and 2007 respectively. Our dependence on fuel sales makes us susceptible to increases in the cost of gasoline and diesel fuel. As a result, fuel profit margins have a significant impact on our earnings. The volume of fuel sold by us and our fuel profit margins are affected by numerous factors beyond our control, including the supply and demand for fuel, volatility in the wholesale fuel market and the pricing policies of competitors in local markets. Although we can rapidly adjust our pump prices to reflect higher fuel costs, a material increase in the price of fuel could adversely affect demand. A material, sudden increase in the cost of fuel that causes our fuel sales to decline could have a material adverse effect on our business, financial condition and results of operations.

Our dependence on fuel sales also makes us susceptible to interruptions in fuel supply. Fuel from the U.S. Gulf Coast transported to us through the Colonial and Plantation pipelines is the primary source of fuel supply for the majority of our retail fuel and convenience stores. For example, at December 31, 2009, fuel transported to us through these pipelines was the primary source of fuel supply for approximately 87% of our stores. To mitigate the risks of cost volatility, we typically have no more than a five day supply of fuel at each of our stores. Our fuel contracts do not guarantee an uninterrupted, unlimited supply in the event of a shortage. Gasoline sales generate customer traffic to our retail fuel and convenience stores. As a result, decreases in gasoline sales, in the event of a shortage or otherwise, could adversely affect our merchandise sales. A serious interruption in the supply of gasoline could have a material adverse effect on our business, financial condition and results of operations.

If there is negative publicity concerning the Shell, Exxon, BP, Marathon and Conoco brand names, fuel and merchandise sales at certain of our stores may suffer.

We are an independent retailer of fuel that markets some of our products under the major oil company brands Shell, Exxon, BP, Marathon and Conoco. Fuel sold under these major brands represented approximately 43% of total fuel sales volume for our retail segment during the year ended December 31, 2009. Negative publicity concerning any of these major oil companies could adversely affect fuel and merchandise sales volumes in our retail segment. For example, the Deepwater Horizon accident in the Gulf of Mexico in April 2010 has resulted in consumer boycotts of independent retailers of BP branded fuels. Fuel sold under the BP brand represented approximately 12.5% of total fuel sales volume for our retail segment during the year ended December 31, 2009. If negative publicity pertaining to BP or any of the other major brands adversely affects our sales volumes, it could have a material adverse effect on our business, financial condition and results of operations.

We may incur losses as a result of our forward contract activities and derivative transactions.

We occasionally use derivative financial instruments, such as interest rate swaps and interest rate cap agreements, and fuel-related derivative transactions to partially mitigate the risk of various financial exposures inherent in our business. We expect to continue to enter into these types of transactions. In connection with such derivative transactions, we may be required to make payments to maintain margin accounts and to settle the contracts at their value upon termination. The maintenance of required margin accounts and the settlement of derivative contracts at termination could cause us to suffer losses or limited gains. In particular, derivative transactions could expose us to the risk of financial loss upon unexpected or unusual variations in the sales price of crude oil and that of wholesale gasoline. We cannot assure you that the strategies underlying these transactions will be successful. If any of the instruments we utilize to manage our exposure to various types of risk is not effective, we may incur losses.

In addition, we evaluate the creditworthiness of each of our counterparties but we may not always be able to fully anticipate or detect deterioration in their creditworthiness and overall financial condition. The deterioration of creditworthiness or overall financial condition of a material counterparty (or counterparties) could expose us to an increased risk of nonpayment or other default under our contracts with them. If a material counterparty (or counterparties) default on their obligations to us, this could materially adversely affect our financial condition, results of operations or cash flows.

Due to our minority ownership position in Lion Oil Company, we cannot control the operations of the El Dorado refinery or the corporate and management policies of Lion Oil.

As of December 31, 2010, we owned approximately 34.6% of the issued and outstanding common stock of Lion Oil Company, a privately held Arkansas corporation that owns and operates a refinery in El Dorado, Arkansas. Approximately 53.7% of the issued and outstanding common stock of Lion Oil is owned by one shareholder. This controlling shareholder is party to a management agreement with Lion Oil and, due to its majority equity ownership position, is able to elect a majority of the Lion Oil board of directors. As a result of our minority ownership position and the controlling shareholder’s majority equity ownership position and contractual management rights, we are unable to control or influence the operations of the refinery in El Dorado, Arkansas.

So long as there is a controlling shareholder of Lion Oil that maintains a majority equity ownership position in, and the contractual management rights with, Lion Oil, the controlling shareholder will continue to control the election of a majority of Lion Oil’s directors, influence Lion Oil’s corporate and management policies (including the declaration of dividends and the timing and preparation of its financial statements) and determine, without our consent, the outcome of any corporate transaction or other matter submitted to Lion Oil shareholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions.

Our minority ownership position in Lion Oil is illiquid because there is no active trading market for shares of Lion Oil common stock.

Because Lion Oil is a privately held corporation, there is no active trading market for shares of Lion Oil common stock. As a result, we cannot assure you that we will be able to increase or decrease our interest in Lion Oil, or that if we do, we will be able to do so upon favorable terms or at favorable prices.

We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.

We rely on information technology systems across our operations, including for management of our supply chain, point of sale processing at our sites, and various other processes and transactions. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential customer information, such as payment card and personal credit information. In addition, the systems currently used for certain transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, may put certain payment card data at risk, and these systems are determined and controlled by the payment card industry, and not by us. In recent years, several retailers have experienced data breaches resulting in the exposure of sensitive customer data, including payment card information. Any compromise or breach of our information and payment technology systems could cause interruptions in our operations, damage our reputation, reduce our customers’ willingness to visit our sites and conduct business with us or expose us to litigation from customer or sanctions from the payment card industry. Further, the failure of these systems to operate effectively, or problems we may experience with transitioning to upgraded or replacement systems, could significantly harm our business and operations and cause us to incur significant costs to remediate such problems.

If we lose any of our key personnel, our ability to manage our business and continue our growth could be negatively impacted.

Our future performance depends to a significant degree upon the continued contributions of our senior management team and key technical personnel. We do not currently maintain key person life insurance policies for any of our senior management team. The loss or unavailability to us of any member of our senior management team or a key technical employee could significantly harm us. We face competition for these professionals from our competitors, our customers and other companies operating in our industry. To the extent that the services of members of our senior management team and key technical personnel would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company and to develop our products and technology.

We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms or at all.

It may be difficult to serve process on or enforce a United States judgment against those of our directors who reside in Israel.

On the date of this report, four of our seven directors reside in the State of Israel. As a result, you may have difficulty serving legal process within the United States upon any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws, because a substantial portion of the assets of these directors is located outside of the United States. Furthermore, there is substantial doubt that the courts of the State of Israel would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

If we are, or become, a U.S. real property holding corporation, special tax rules may apply to a sale, exchange or other disposition of common stock and non-U.S. holders may be less inclined to invest in our stock as they may be subject to U.S. federal income tax in certain situations.

A non-U.S. holder may be subject to U.S. federal income tax with respect to gain recognized on the sale, exchange or other disposition of common stock if we are, or were, a “U.S. real property holding corporation” or “USRPHC,” at any time during the shorter of the five-year period ending on the date of the sale or other disposition and the period such non-U.S. holder held our common stock (the shorter period referred to as the

“lookback period”). In general, we would be a USRPHC if the fair market value of our “U.S. real property interests,” as such term is defined for U.S. federal income tax purposes, equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business. The test for determining USRPHC status is applied on certain specific determination dates and is dependent upon a number of factors, some of which are beyond our control (including, for example, fluctuations in the value of our assets). If we are or become a USRPHC, so long as our common stock is regularly traded on an established securities market such as the New York Stock Exchange (“NYSE”), only a non-U.S. holder who, actually or constructively, holds or held during the lookback period more than 5% of our common stock will be subject to U.S. federal income tax on the disposition of our common stock.

Litigation and/or negative publicity concerning food or beverage quality, health and other related issues could result in significant liabilities or litigation costs and cause consumers to avoid our convenience stores.

Negative publicity, regardless of whether the concerns are valid, concerning food or beverage quality, food or beverage safety or other health concerns, facilities, employee relations or other matters related to our operations may materially adversely affect demand for food and beverages offered in our convenience stores and could result in a decrease in customer traffic to our stores. Additionally, we may be the subject of complaints or litigation arising from food or beverage-related illness or injury in general which could have a negative impact on our business.

It is critical to our reputation that we maintain a consistent level of high quality food and beverages in our stores. Health concerns, poor food or beverage quality or operating issues stemming from one store or a limited number of stores can materially adversely affect the operating results of some or all of our stores and harm our proprietary brands.

Risks Related to Our Common Stock

The price of our common stock may fluctuate significantly, and you could lose all or part of your investment.

The market price of our common stock may be influenced by many factors, some of which are beyond our control, including:

•	our quarterly or annual earnings or those of other companies in our industry;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	general economic and stock market conditions;

•	the failure of securities analysts to cover our common stock or changes in financial estimates by analysts;

•	future sales of our common stock;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	sales of common stock by us, our senior officers or our affiliates; and

•	the other factors described in these “Risk Factors.”

In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes often occur without any apparent regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price. In addition, the recent distress in the credit and financial markets has resulted in extreme volatility in trading prices of securities and diminished liquidity, and we cannot assure you that our liquidity will not be affected by changes in the financial markets and the global economy.

In the past, some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. The filing of a lawsuit against us, regardless of the outcome, could have a material adverse effect on our business, financial condition and results of operations, as it could result in substantial legal costs and a diversion of our management’s attention and resources.

You may suffer substantial dilution.

We may sell securities in the public or private equity markets if and when conditions are favorable, even if we do not have an immediate need for capital. In addition, if we have an immediate need for capital, we may sell securities in the public or private equity markets even when conditions are not otherwise favorable. You will suffer dilution if we issue currently unissued shares of our stock in the future in furtherance of our growth strategy. You will also suffer dilution if stock, restricted stock units, restricted stock, stock options, stock appreciation rights, warrants or other equity awards, whether currently outstanding or subsequently granted, are exercised.

We are exposed to risks relating to evaluations of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002.

To comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”), we are required to evaluate our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. During this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

If we fail to comply with the requirements of Section 404, we may be subject to sanctions or investigation by regulatory authorities such as the SEC or the NYSE. Additionally, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our financial statements and our stock price may be adversely affected. If we fail to remedy any material weakness, our financial statements may be inaccurate, we may face restricted access to the capital markets, and our stock price may decline.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, we qualify for, and intend to rely on, exemptions from certain corporate governance requirements.

A company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of the NYSE, including:

•	the requirement that a majority of its board of directors consist of independent directors;

•	the requirement to have a nominating/corporate governance committee consisting entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement to have a compensation committee consisting entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We utilize all of these exemptions except that our compensation committee does have a written charter addressing its purpose and responsibilities. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our controlling stockholder may have conflicts of interest with other stockholders in the future.

At December 31, 2010, Delek Group beneficially owned approximately 73% of our outstanding common stock. As a result, Delek Group and its controlling shareholder, Mr. Sharon, will continue to be able to control the election of our directors, influence our corporate and management policies (including the declaration of dividends) and determine, without the consent of our other stockholders, the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. So long as Delek Group continues to own a significant amount of the outstanding shares of our common stock, Delek Group will continue to be able to influence or effectively control our decisions, including whether to pursue or consummate potential mergers or acquisitions, asset sales, and other significant corporate transactions. We cannot assure you that the interests of Delek Group will coincide with the interests of other holders of our common stock.

Future sales of shares of our common stock could depress the price of our common stock.

The market price of our common stock could decline as a result of the introduction of a large number of shares of our common stock into the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. At December 31, 2010, 39,736,432 shares of our common stock were controlled by Delek Group. Through this prospectus, and in accordance with Delek Group’s registration rights agreement with us, these 39,736,432 shares have been registered for resale by the selling stockholders, in one or more transactions, at their discretion in the future.

We depend upon our subsidiaries for cash to meet our obligations and pay any dividends.

We are a holding company. Our subsidiaries conduct substantially all of our operations and own substantially all of our assets. Consequently, our cash flow and our ability to meet our obligations or pay dividends to our stockholders depend upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of dividends, tax sharing payments or otherwise. Our subsidiaries’ ability to make any payments will depend on many factors, including their earnings, cash flows, the terms of their indebtedness, tax considerations and legal restrictions.

We may be unable to pay future dividends in the anticipated amounts and frequency set forth herein.

We will only be able to pay dividends from our available cash on hand and funds received from our subsidiaries. Our ability to receive dividends and other cash payments from our subsidiaries is restricted under the terms of their respective credit facilities. For example, under the terms of their credit facilities, our subsidiaries are subject to certain customary covenants that limit their ability to, subject to certain exceptions as defined in their respective credit agreements, remit cash to, distribute assets to, or make investments in, us as the parent company. Specifically, these covenants limit the payment, in the form of cash or other assets, of dividends or other cash payments, to us. The declaration of future dividends on our common stock will be at the discretion of our board of directors and will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, restrictions in our debt agreements and legal requirements. Although we currently intend to pay quarterly cash dividends on our common stock at an annual rate of $0.15 per share, we cannot assure you that any dividends will be paid in the anticipated amounts and frequency set forth herein, if at all.

Provisions of Delaware law and our organizational documents may discourage takeovers and business combinations that our stockholders may consider in their best interests, which could negatively affect our stock price.

In addition to the fact that Delek Group owns the majority of our common stock, provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws may have the effect of delaying or preventing a change in control of our company or deterring tender offers for our common stock that other stockholders may consider in their best interests.

Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock in one or more different series with terms to be fixed by our board of directors. Stockholder approval is not necessary to issue preferred stock in this manner. Issuance of these shares of preferred stock could have the effect of making it more difficult and more expensive for a person or group to acquire control of us and could effectively be used as an anti-takeover device. On the date of this report, no shares of our preferred stock are outstanding.

Our bylaws provide for an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders and require that special meetings of stockholders be called only by our chairman of the board, president or secretary after written request of a majority of our board of directors.

The anti-takeover provisions of Delaware law and provisions in our organizational documents may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Risk Factors Relating to this Offering

Historically we have relied on our parent company and its affiliates for guarantees, letters of credit and other financing.

Since our inception, from time to time our parent company, Delek Group and its affiliates, have guaranteed our crude oil purchases, forward contract exposure and some of our indebtedness, have issued letters of credit for retail fuel purchases, and have otherwise provided financing to us. If these entities do not continue to provide some or all of these guarantees, issue letters of credit or otherwise provide financing to us, we cannot assure you that we could secure financing from other sources on the same or equally favorable terms, if at all, which could have a material adverse effect on our business, financial condition and results of operations.

Our parent company may not continue to provide management and consulting services to us.

As of January 1, 2006, we entered into a management and consulting agreement with Delek Group pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement had an initial term of one year and continues thereafter until either party terminates the agreement upon 30 days’ advance notice. We cannot assure you that Delek Group will not terminate the agreement and cease providing services to us.

Sales of our common stock by the selling stockholders could depress the price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market by the selling stockholder or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon the sale of a sufficient number of shares by the selling stockholder in this offering, we would no longer be a controlled company, and we may have difficulties complying with New York Stock Exchange rules relating to the composition of our board of directors.

Our common stock is listed on the New York Stock Exchange (“NYSE”). As a controlled company under NYSE rules, we have not been subject to a number of corporate governance rules relating to composition of our board of directors and certain committees. Upon the sale of a sufficient number of shares by the selling stockholder in this offering, we would no longer be a controlled company and, in accordance with NYSE rules, would have to phase into compliance with certain requirements from which we are now exempt, including:

•	the requirement that a majority of the board of directors consist of independent directors;

•

the requirement that we have a nominating/corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/corporate governance and compensation committees.

We intend to comply with these NYSE rules if we cease to be a controlled company. We may not be able to attract and retain the number of independent directors needed to comply with NYSE rules during the phase-in period for compliance.

FORWARD LOOKING STATEMENTS

Statements in this prospectus (including the documents incorporated by reference in this prospectus) contain “forward looking statements” that reflect our current estimates, expectations and projections about our future results, performance, prospects and opportunities. Forward-looking statements include, among other things, the information concerning our possible future results of operations, business and growth strategies, financing plans, expectations that regulatory developments or other matters will not have a material adverse effect on our business or financial condition, our competitive position and the effects of competition, the projected growth of the industry in which we operate, and the benefits and synergies to be obtained from our completed and any future acquisitions, and statements of management’s goals and objectives, and other similar expressions concerning matters that are not historical facts. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “appears,” “projects” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to:

•	reliability of our operating assets;

•	competition;

•	changes in, or the failure to comply with, the extensive government regulations applicable to our industry segments;

•	decreases in our refining margins or fuel gross profit as a result of increases in the prices of crude oil, other feedstocks and refined petroleum products;

•	our ability to execute our development plans and strategy of growth through acquisitions, and the transactional risks inherent in each;

•	general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States;

•	dependence on one wholesaler for a significant portion of our convenience store merchandise;

•	unanticipated increases in cost or scope of, or significant delays in the completion of our capital improvement projects;

•	risks and uncertainties with respect to the quantities and costs of refined petroleum products supplied to our pipelines and/or held in our terminals;

•	operating hazards, natural disasters, casualty losses and other matters beyond our control;

•	increases in our debt levels;

•	compliance with, or failure to comply with, restrictive and financial covenants in our various debt agreements;

•	seasonality;

•	acts of terrorism aimed at either our facilities or other facilities that could impair our ability to produce or transport refined products or receive feedstocks;

•	changes in the cost or availability of transportation for feedstocks and refined products;

•	volatility of derivative instruments;

•	potential conflicts of interest between our major stockholder and other stockholders; and

•	other factors discussed under the heading “Management’s Discussion and Analysis” and in our other filings with the SEC.

In light of these risks, uncertainties and assumptions, our actual results of operations and execution of our business strategy could differ materially from those expressed in, or implied by, the forward-looking statements, and you should not place undue reliance upon them. In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

Forward-looking statements speak only as of the date the statements are made. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their account. We will not receive any proceeds from the sale by the selling stockholders of the common stock offered by this prospectus.

DIVIDEND POLICY

In connection with our initial public offering in May 2006, our board of directors announced its intention to pay a regular quarterly cash dividend of $0.0375 per share of our common stock beginning in the fourth quarter of 2006. As of the date of this filing, we intend to continue to pay quarterly cash dividends on our common stock at the same annual rate of $0.15 per share. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant.

SELLING STOCKHOLDERS

We are registering the shares of our common stock in order to permit the selling stockholders to offer the shares for resale from time to time. As a result of their status as our affiliates, the selling stockholders are deemed to be acting as underwriters on our behalf.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of our common stock held by them. The second column lists the number of shares of our common stock beneficially owned by the selling stockholders, based on its ownership of the shares of our common stock, as of December 31, 2010. The third column lists the shares of our common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Selling Stockholder	Shares Beneficially Owned(1)		Number of Shares To Be Offered	Number of Shares Beneficially Owned After the Offering(2)
	Number	%(3)		Number	%
Delek Hungary Holding Limited Liability Company(4)	39,389,869	72.40	39,389,869	0	0
Delek Petroleum, Ltd.(5)	39,736,432	73.04	346,563	0	0

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting power and/or investment power with respect to securities.
(2)	Assumes that the selling stockholder disposes of all of the shares of common stock covered by this prospectus and does not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the selling stockholder will sell all or any portion of the shares covered by this prospectus.
(3)	Applicable percentage of ownership is based on 54,403,208 shares of our common stock outstanding on December 31, 2010.
(4)	The address of Delek Hungary is 1134 Budapest, Vaci ut 35, Hungary.
(5)	The address of Delek Petroleum is 7, Giborei-Israel St., P.O.B. 8464, Netanya 42504, Israel. Delek Petroleum directly holds 346,563 shares. Delek Petroleum is the parent company of Delek Hungary which directly holds 39,389,869 shares.

Material Relationships:

Management and Consulting Agreement. Effective January 1, 2006, we entered into a management and consulting agreement with Delek Group, pursuant to which key management personnel of Delek Group provide management and consulting services to us, including matters relating to long-term planning, operational issues and financing strategies. The agreement had an initial term of one year and continues thereafter until either party terminates the agreement upon 30 days’ advance notice. As compensation, the agreement provides for payment to Delek Group of $125,000 per calendar quarter payable within 90 days of the end of each quarter and reimbursement for reasonable out-of-pocket costs and expenses incurred.

Registration Rights Agreement. We are party to a registration rights agreement with Delek Group granting Delek Group (including any affiliate of Delek Group that is the record holder of shares of common stock) registration rights with respect to Delek Group’s ownership (directly or through its affiliates) of shares. Pursuant to the registration rights agreement, Delek Group may require us to register all or part of their shares three times on a Form S-3 (including the Form S-3 of which this prospectus is a part), provided that the aggregate offering value of the securities to be registered must equal at least $10 million. In addition, Delek Group may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. We will be obligated under the registration rights agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of Delek Group’s (and its affiliates’) registration rights, other than underwriting discounts and commissions. Additionally, we agreed to indemnify and hold harmless Delek Group (and its affiliates) and any participating underwriters against certain liabilities, including liabilities arising under the Securities Act, or they will be entitled to contribution.

Directors and Officers. Asaf Bartfeld and Gabriel Last have each served as a member of our board of directors since January 2002. Mr. Bartfeld has served as the president and chief executive officer of Delek Group since 2003, and Mr. Last has served as the chairman of the board of directors of Delek Group since 2003.

PLAN OF DISTRIBUTION

We are registering the shares of our common stock issued or sold to the selling stockholders to permit the resale of these shares of our common stock by the selling stockholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of our common stock. We will bear all fees and expenses incident to our obligation to register the shares of our common stock.

The selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of our common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of our common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of our common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of our common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our common stock short and deliver shares of our common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the shares of our common stock owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of our common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

As a result of their status as our affiliates, the selling stockholders are deemed to be acting as underwriters on our behalf. Any broker-dealers participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealers may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of our common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of our common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of our common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of our common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholders will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of our common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of our common stock to engage in market-making activities with respect to the shares of our common stock. All of the foregoing may affect the marketability of the shares of our common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of our common stock.

We will pay all expenses of the registration of the shares of our common stock pursuant to the registration rights agreement, estimated to be $100,000 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

We and the selling stockholders may enter agreements under which underwriters, dealers and agents who participate in the distribution of our common stock may be entitled to indemnification by us and/or the selling stockholders against various liabilities, including liabilities under the Securities Act, and to contribution with respect to payments which the underwriters, dealers or agents may be required to make.

Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered in this prospectus will be passed upon for us by Fulbright & Jaworski L.L.P., New York, New York.

EXPERTS

The consolidated financial statements of Delek US Holdings, Inc. appearing in Delek US Holdings, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Delek US Holdings, Inc.’s internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares being offered pursuant to this prospectus. This prospectus is part of this registration statement and does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the content of any agreement or other document filed or incorporated by reference as an exhibit are not necessarily complete, and you should consult a copy of those agreements or other documents filed or incorporated by reference as exhibits to the registration statement. For further information, reference is made to the registration statement and to the exhibits and schedules filed with it, which are available for inspection without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can review our SEC filings and the registration statement by accessing the SEC’s internet site at http://www.sec.gov.

We are subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically on EDGAR with the SEC. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information that we have filed with them. This means that we can disclose important information to you in this document by referring you to other filings we have made with the SEC. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the year ended December 31, 2009 filed on March 12, 2010;

•	Our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed on May 7, 2010, August 6, 2010 and November 5, 2010, respectively;

•	Our current reports on Form 8-K filed on February 25, 2010, March 26, 2010, August 26, 2010, October 4, 2010, October 6, 2010 and December 29, 2010; and
•	the description of our capital stock contained in our Form 424B4, filed on May 4, 2006, and any amendment or report filed for the purpose of updating such description.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Upon your written or oral request, we will provide at no cost to you, a copy of any and all of the reports or documents that are incorporated by reference in this prospectus. Copies of any and all reports or documents that are incorporated by reference in this prospectus may be accessed at our internet address at http://www.DelekUS.com.

Requests for such documents should be directed to:

Kent B. Thomas

General Counsel

Delek US Holdings, Inc.

7102 Commerce Way

Brentwood, Tennessee 37027

(615) 771-6701

7,825,000 Shares

DELEK US HOLDINGS, INC.

Common Stock

Prospectus Supplement

March    , 2013

Barclays

Deutsche Bank Securities

Credit Suisse

Goldman, Sachs & Co.

BofA Merrill Lynch

Wells Fargo Securities

Scotiabank / Howard Weil